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                                                                    EXHIBIT 99.1

BUSINESS

Solectron Corporation ("Solectron" or "the Company") provides electronics manufacturing services to original equipment manufacturers (OEMs) who design and sell networking equipment, workstations, personal and notebook computers, computer peripherals, telecommunications equipment or other electronic equipment. These OEMs include Cisco Systems, Inc. (Cisco), Compaq Computer Corporation (Compaq), Ericsson Telecom AB (Ericsson) and Hewlett-Packard Company
(HP) and International Business Machines Corporation (IBM). These companies contract with Solectron to build their products or to obtain other related services.

Solectron furnishes integrated supply chain solutions that span the entire product life cycle from technology solutions, to manufacturing and operations, to global services. These services include the following range of services:

- Advanced building block design solutions;

- Product design and manufacturing;

- New Product Introduction management;

- Materials purchasing and management;

- Prototyping;

- Printed circuit board assembly (the process of placing components on an electrical printed circuit board that controls the processing functions of a personal computer or other electronic equipment);

- Systems assembly (for example, building complete systems such as mobile telephones and testing them to ensure functionality);

- Distribution;

- Product repair; and

- Warranty services.

Solectron's performance of these services allows its customers to remain competitive by focusing on their core competencies of sales, marketing, and research and development. We have manufacturing facilities in the Americas, Europe and Asia. This geographic presence gives our customers access to manufacturing services in the locations where they need to be close to their expanding markets for faster product delivery.

We were originally incorporated in California in August 1977. In February 1997, we were reincorporated in Delaware. Our principal executive offices are located at 777 Gibraltar Drive, Milpitas, California 95035. Our telephone number is
(408)957-8500 and our Internet address is www.solectron.com.

The information contained within this overview of the business is qualified in its entirety by, and is subject to, the detailed information, consolidated financial statements and notes thereto contained elsewhere within this document under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements and Supplementary Data."

Certain statements contained in this document including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute forward-looking statements which involve risks and uncertainties. Solectron's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors.

INDUSTRY OVERVIEW

Solectron is well recognized for its printed circuit board (PCB) assembly business. While we continue to lead in this industry, we have grown into a global supply chain facilitator expanding our capabilities across the entire product cycle to include: product design, pre-production planning, New Product Introduction (NPI) management, manufacturing, distribution, and end-of-life product service and support. We are benefiting from increased worldwide market acceptance of, and reliance upon, the use of outsourcing manufacturing services by many electronics OEMs. We expect the trend towards outsourcing manufacturing to continue for many reasons including the following:

Reduce Time-to-Market. Due to intense competitive pressures in the electronics industry, OEMs are facing increasingly shorter product life cycles and therefore have a growing need to reduce the time required to bring a product to market. OEMs can reduce the time-to-market by using Solectron's manufacturing expertise and infrastructure. OEMs can further reduce the time-to-market by partnering with Solectron at the stages of product design and product improvement to expedite the transition into large volume of production in its manufacturing centers.


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Reduce Investment. As electronic products have become more technologically advanced and are shipped in greater unit volumes, the necessary investment required for internal product design, manufacturing, and end-of-life support services by OEMs has increased significantly for working capital, capital equipment, labor, systems and infrastructure. Solectron, a global supply chain facilitator, enables OEMs to gain access to its worldwide advanced technology facilities including NPI centers, manufacturing and depot repair facilities. As a result, OEMs can substantially reduce their overall resource requirements.

Focus Resources. The electronics industry is experiencing greater levels of competition and more rapid technological change. Many OEMs increasingly are seeking to focus their resources on activities and technologies which add the greatest value. By offering comprehensive electronics assembly and related manufacturing services, Solectron allows OEMs to focus on their own core competencies such as next-generation product development, sales and marketing.

Access Leading Manufacturing Technology. Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex, making it difficult for OEMs to maintain the necessary technological expertise to manufacture products internally. OEMs are motivated to work with Solectron to gain access to its expertise in interconnect, test and process technologies.

Improve Inventory Management and Purchasing Power. Electronics industry OEMs are faced with increasing difficulties in planning, procuring and managing their inventories efficiently due to frequent design changes, short product life cycles, large investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. OEMs can reduce production costs by using Solectron's volume procurement capabilities. In addition, Solectron's expertise in inventory management can provide better control over inventory levels and increase the OEM's return on assets.

Access Worldwide Manufacturing Capabilities. OEMs are increasing their international activities in an effort to lower costs and access foreign markets. Solectron with worldwide capabilities is able to offer such OEMs a variety of manufacturing location options to better address their objectives including cost containment, compliance with local content regulations, and the elimination of expensive freight costs, tariffs and time-consuming customs clearances.

STRATEGY

Solectron's goal is to offer its customers significant competitive advantages of electronics outsourcing, such as access to design and product improvement, advanced manufacturing technologies, reduced overall cost, shortened product time-to-market, effective asset utilization, and superior end-of-life product support services. To achieve this goal, Solectron emphasizes the following key elements:

Quality. Solectron believes that product quality is a critical success factor in the electronics manufacturing market. We strive for continuous improvement of our processes and have adopted a number of quality improvement and measurement techniques to monitor our performance. We have received numerous superior service and quality awards, including:


- Malcolm Baldrige National Quality Award in 1991 and again in 1997;

- Ranked No. 3 World's Best Performing Information Technology 100 Listing by Business Week in 1999;

- One of the World's 100 Best Managed Companies named by Industry Week in 1999;

- North Carolina National Team Excellence Award in 1999;

- North Carolina Charlotte-Mecklenburg Utility Award in 1999;

- Arc of Washington State's Employer of the Year Award in 1999;

- Mexico Jalisco State Quality Award in 1999;

- Best Manufacturing Plant in North America Award from Industry Week in 1998;

- Washington State Quality Award of Merit in 1998; and

- Numerous other awards from our customers.


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All of our manufacturing facilities are certified under ISO-9000 standards which are international quality standards for design, manufacturing and distribution management systems.

Partnerships. An important element of Solectron's strategy is to establish partnerships with major and emerging OEM leaders in diverse segments across the electronics industry. Our customer base consists of leaders in industry segments such as networking, telecommunications, workstations, personal computers, computer peripherals, instrumentation, semiconductor equipment and avionics. Due to the costs inherent in supporting customer relationships, we focus our efforts on customers with high potential for long-term business partnerships. Our goal is to deliver a total product life cycle solution to our customers. We offer OEMs advanced building block design solutions, NPI management which includes design and layout, concurrent engineering, test development, and prototype engineering. We continue the cycle to provide solutions in manufacturing and distribution including just-in-time delivery on low-to-medium volume turnkey, price-sensitive and high volume production, and projects that require more value-added services. Additionally, we serve OEMs that need end-of-life services such as product repair and warranty services.

Turnkey Capabilities. Another element of Solectron's strategy is to provide a complete range of manufacturing management and value added services, including materials management, board design, concurrent engineering, assembly of complex printed circuit boards and other electronic assemblies, test engineering, software manufacturing, accessory packaging and post-manufacturing services. We believe that as manufacturing technologies become more complex and as product life cycles shorten, OEMs will increasingly contract for manufacturing on a turnkey basis as they seek to reduce their products' time-to-market, capital asset and inventory costs. A substantial portion of our revenue is from our turnkey business. We believe that our ability to manage and support large turnkey projects is a critical success factor. In addition, we believe that due to the difficulty and long lead time required to change manufacturers, turnkey projects generally increase an OEM's dependence resulting in greater stability of our customer base and in closer working relationships. We also have been successful in establishing sole source positions for certain products with many of our customers.

Advanced Manufacturing Process and Electronic Product Technologies. Solectron intends to continue to offer its customers the most advanced manufacturing process technologies, including surface mount technology (SMT) and ball grid array (BGA) assembly as well as testing and emerging interconnect technologies. We have developed substantial SMT expertise including advanced, vision based component placement equipment. We believe that the cost of SMT assembly facilities and the required technical capability to operate a high yield SMT operation are significant competitive factors in the market for electronic assembly. We also have the capability to manufacture using tape automated bonding, chip-on-substrate and other more advanced manufacturing processes. Additionally, Solectron intends to continue to offer its customers through the technology business solutions group, certain electronic product technologies such as embedded computer platforms, memory modules and input/output devices.

Diverse Geographic Operations. An important element of Solectron's strategy is to establish production facilities in areas of high customer density or where manufacturing efficiencies can be achieved. We currently have operations throughout the Americas, Europe and Asia. We believe that our facilities in these diverse geographic locations enable us to better address our customers' requirements such as cost containment, compliance with local content regulations, and the elimination of expensive freight costs, tariffs and time consuming customs clearances. We intend to expand our operations continually as necessary to serve our existing customers and to develop new business.

INTERNATIONAL MANUFACTURING CAPABILITY

As Solectron manages the existing operations and expands geographically, it may experience certain inefficiencies from the management of geographically dispersed operations. Additionally, Solectron's results of operations will be adversely affected if these new facilities do not achieve revenue growth sufficient to offset increased expenditures associated with geographic expansion.

In fiscal 1999, approximately 36% of Solectron's sales were from operations outside of the United States. As a result of continuous customer demand overseas, we expect foreign sales to increase. Our foreign sales and operations


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are subject to risks of doing business abroad, including fluctuations in the value of currency, export duties, import controls and trade barriers (including quotas), restrictions on the transfer of funds, employee turnover, work stoppages, longer payment cycles, greater difficulty in accounts receivable collection, burdens of complying with a wide variety of foreign laws and, in certain parts of the world, political instability. While, to date, these factors have not materially affected Solectron's results of operations, we cannot assure that there will not be such an impact in the future.

On March 31, 2000, Solectron completed the acquisition of Alcatel's manufacturing business in Aguadilla, Puerto Rico. The acquisition of Alcatel's manufacturing assets in Longview, Texas is expected to be closed in June 2000 and is subject to various conditions of closing. Alcatel is a world leader in building next generation networks and end-to-end data voice solutions. As part of the acquisition of Alcatel's manufacturing business in Aguadilla, Solectron hopes to assume full manufacturing responsibility for Alcatel's PCB products focussed on the networking and telecommunication industries. Additionally, Solectron will provide a full range of manufacturing services to Alcatel for the next three years including prototyping and high volume PCB assembly. Under the proposed agreement for Longview, Solectron hopes to assume full manufacturing responsibility for Alcatel's build-to-order (BTO) RF communication systems and also provide a full range of manufacturing services to Alcatel for the next three years including NPI management of RF systems and BTO systems build.

On April 4, 2000, Solectron signed a definitive agreement to acquire certain Nortel Networks' NPI prototyping, PCB and telephone set ("telset") assembly assets in North America and Asia. The companies are also discussing the divestiture or outsourcing of certain manufacturing and repair operations in Europe. Under the terms of the agreement, and the proposed agreements, Solectron will pay approximately $900 million to assume these operations contemplated in these agreements. The companies also agreed to enter into a multi-year supply agreement, with the option to renew. Solectron will provide NPI prototyping, manufacturing and repair services for Nortel Networks' optical, carrier, enterprise and wireless products. As a result of the agreement for North America and Asia, Solectron will be gaining NPI prototyping and manufacturing capabilities in Calgary, Canada, and Research Triangle Park, North Carolina; and manufacturing capabilities in Monterrey, Mexico, and Istanbul, Turkey. Under the terms proposed in Europe, Solectron would acquire NPI prototyping and manufacturing operations in Monkstown, Northern Ireland, and manufacturing and repair capabilities in Cwmcarn, Wales. In addition, Solectron has submitted an offer to acquire certain PCB assembly and telset assets of Matra-Nortel Communications S.A.S. in France. In addition to the acquired locations, Solectron will be transferring other Nortel Networks products to Solectron locations to align the global supply chain with Nortel Networks' cost-to-market and time-to-market strategies. As part of the agreement, Solectron will be setting up a new operating unit comprised of the acquired Nortel Networks sites. This operating unit will be a part of the manufacturing and operations business unit, and will be focused on maintaining continuity of supply and enhancing competitive performance to Nortel Networks, while the sites transition to the Solectron business model. It is expected that the transactions will be closed in North America by the end of the second quarter of calendar year 2000; in Europe, by the end of the second quarter or beginning of the third quarter of calendar year 2000; and in Asia, in the third quarter of calendar year 2000. All transactions are subject to customary conditions and regulatory approvals. In addition, the transaction with Matra-Nortel Communications S.A.S. is subject to the employee consultation processes in Europe.

Americas

Western United States. Solectron's headquarters and largest manufacturing operations are located in Silicon Valley, principally in Milpitas, California, in the midst of one of the largest concentrations of OEM electronics manufacturers. This facility offers a full range of services that span the product life cycle including design consultation, prototyping, NPI management, PCB assembly, build-to-order, configure-to-order, complex systems assembly, and end-of-life support services. With our recent asset acquisition in Sunnyvale, California from Trimble Navigation Limited, we have extended our manufacturing capacities to Global Positioning System (GPS) and related radio frequency (RF) technology products. Additionally, we have a smaller site strategically located in Everett, Washington to help serve our customers in the Pacific Northwest and elsewhere.


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Southwestern United States. Solectron believes that its facility in Austin,
Texas, is situated in a geographic region with strong growth of electronics OEMs that will allow Solectron to better serve its existing customers and to attract new ones. This facility was expanding and was further expanded by an asset acquisition of IBM's Electronic Card Assembly and Test in February 1999. The site offers a wide range of services across the entire product life cycle including PCB design, NPI management, complex PCB and systems assembly, distribution, and support services.

Eastern United States. Solectron's Eastern United States facility is located in Westborough, Massachusetts, near Boston, in the center of a geographic region with a large concentration of electronics OEMs. We have recently expanded this facility's manufacturing capacity. This facility provides a full range of integrated solutions across the entire product life cycle from pre-production planning and design to manufacturing, to end-of-life product service and support. This site also includes a NPI center that specializes in quick-turn prototype services. These two groups work together to shorten customers' product development and manufacturing cycles, ultimately reducing their products' time-to-market.

Southeastern United States. Solectron's Southeastern United States operations are located in Charlotte, North Carolina; Columbia, South Carolina; and Suwanee, Georgia. Its operations in Charlotte, North Carolina, which were expanded by the acquisition of IBM's Electronic Card Assembly and Test manufacturing assets, specializes in low to medium volume, highly complex PCB assembly, systems assembly and end-of-life support services. This site also has a NPI center. In addition, the Charlotte site provides printed circuit boards to the Columbia, South Carolina site, which specializes in customized systems design services and complex computer systems assembly. The manufacturing facility in Columbia was recently expanded to meet growing customer demand.

Solectron previously had facilities in Duluth, Georgia, acquired from NCR Corporation and in Braselton, Georgia, acquired from Mitsubishi Consumer Electronics America, Inc. In September 1999, these two operations were merged into a new facility in Suwanee, Georgia, to serve as our East Coast center for medium to low complexity, medium to high volume systems assembly and NPI services for PC, server, workstation, telecommunications and networking equipment customers. This facility is part of our build-to-order systems division.

Another subsidiary of Solectron, Fine Pitch Technology, Inc., provides extensive prototype services for electronics OEMs, further enhancing Solectron's ability to address the needs of design teams who require almost immediate availability of highly complex prototype assemblies.

Mexico. Solectron's site in Guadalajara, Mexico began providing a full range of PCB assembly and systems build manufacturing services in the first quarter of fiscal 1998. This site offers our customers a low cost and high volume manufacturing center for PCB assembly, build-to-order and configure-to-order systems assembly for the Americas.

Brazil. Solectron's operation in Sao Paulo, Brazil, was acquired from Ericsson's Business Area Infocom Systems in October 1997. This site provides a full range of capabilities across the product life cycle including NPI management, systems build capabilities, engineering, PCB and flex assembly, custom packaging and distribution services, and factory repair support services primarily to multinational customers seeking access to the Latin American market. The manufacturing facility in Brazil was recently expanded as a result of demand growth for electronics manufacturing services in Brazil.

Europe

Solectron has manufacturing operations in Bordeaux, France; Herrenberg, Germany; Dublin, Ireland; Timisoara, Romania; and Dunfermline, Scotland. Each of these sites provides a full range of manufacturing capabilities to a multinational customer base. In addition, each site is developing an area of specific expertise to offer to all customers. The Germany site offers design support, prototype services and low volume, high-mix manufacturing services. The Romania site has recently been expanded to serve as Solectron's full service, high volume, low cost manufacturing hub for its rapidly growing European customer

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base. The Scotland site specializes in building PCB assemblies, subassemblies and systems for multinational customers in the European market. In September 1999, we further expanded our presence in Scotland through an asset acquisition of IBM's Netfinity servers operations in Greenock, Scotland. To support the IBM design team, we are establishing a new full-service NPI center in Port Glasgow, Scotland. In addition, we have NPI centers in France and Sweden which offer a full range of electronics product development services, including design and layout, concurrent engineering, test development and prototype engineering. SMART Modular Technologies, Inc. also has a manufacturing facility in East Kilbride, Scotland and a design center in Ayr, Scotland.

In March 2000, Solectron completed the acquisition of the complex systems manufacturing assets of Ericsson's telecommunications infrastructure equipment operations in Longuenesse, France, and Ostersund, Sweden. As part of the agreement, Solectron will provide a complete range of integrated supply chain solutions to Ericsson. This includes supply-base management, early prototyping, NPI management, complex PCB assembly, configure-to-order and build-to-order complex systems assembly, and global services.

Asia

Solectron's Southeast Asia manufacturing operations are located in Penang and Johor, Malaysia. The operations were established to better serve the needs of OEMs requiring price sensitive, high volume production capabilities and to provide more efficient manufacturing services to customers located in Southeast Asia. The facilities currently provide electronics assembly, materials management and other services to customers located in Malaysia, Singapore, Japan, Europe, the United States and other locations. Our facility in Suzhou, China began operations in fiscal 1997. This facility currently provides a full range of low cost, high-volume manufacturing services. In April 1999, Solectron established a New Product Introduction center just outside of Tokyo, Japan, providing a complete range of electronics pre-manufacturing services which include design and layout, testing capabilities, prototype development, and concurrent and component engineering.

TECHNOLOGY SOLUTIONS

Solectron's subsidiary, Force Computers, Inc. (Force), is a leading designer and supplier of open, scalable system and board level embedded computer platforms for the communications, industrial and command and control markets. Unlike general purpose computers, embedded computers are incorporated into systems and equipment to perform a single or limited number of critical control functions and are generally integrated into larger automated systems. A processor independent company, Force delivers products based on SPARC, Pentium, PowerPC and 68K technologies and has expertise in systems design, board design, systems integration and manufacturing. Force also provides support services, such as systems configurations, application consulting and training to its customers. Force further enhances our array of services, particularly in pre-manufacturing areas.

To expand its technology and design service capabilities, Solectron completed its acquisition of SMART Modular Technologies, Inc. (SMART), on November 30, 1999, which was accounted for as a pooling of interests. SMART is a leading manufacturer of specialty and standard memory modules and Flash memory cards and also manufactures high performance embedded computer modules, as well as communications card solutions in PC card and other form factors. Through the acquisition, we have gained a manufacturing presence in Aguada, Puerto Rico, and additional manufacturing capacity through SMART's facilities in Fremont, California; Penang, Malaysia; and East Kilbride, Scotland. In addition, we have gained design centers in Fremont, California; Bangalore, India; Boston, Massachusetts; and Ayr, Scotland. The acquisition enables Solectron to expand its service capabilities and infrastructure by integrating SMART and Force into the technology solutions business unit. In addition, we have benefited from the business purchase transaction of Compaq's embedded and real time product business in Fremont, California and Scotland by SMART in August 1999.

The demand for semiconductor memory devices and other subsystems in digital electronic systems has grown dramatically over the last several years as a result of the increasing importance of both of these components in determining systems performance. The demand for greater overall systems performance, as well as the increasing number and variety of electronic devices, has required that electronics manufacturers increase the number and functionality of memory devices and the performance of other subsystems.


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The factors contributing to the increasing demand for memory devices and communications and embedded computer subsystems include the expanding unit sales of PCs in the business and consumer market segments; the increasing use of PCs to perform memory intensive graphics and multimedia functions; the volume of memory required to support faster microprocessors; the proliferation of increasingly complex operating system and applications software; the increased use of local area network and wide area network routing and switching equipment that incorporates complex memory and embedded computer subsystems; the growth in on-line communications, such as e-mail and the Internet; and, in general, the increasing performance requirements of workstations, servers and networking and telecommunications equipment.

Memory integrated circuits ("ICs") and subsystems encompass several types of devices designed to perform specific functions within computer and other electronic systems. The three most significant categories of memory ICs are DRAM, SRAM and non-volatile memory, including Flash. DRAM provides large capacity "main" memory; SRAM provides specialized high speed memory; and Flash and other non-volatile memory provide low power memory that retains data after a system is turned off. Within each of these broad categories of memory products, semiconductor manufacturers are offering an increasing variety of memory devices that are designed for different application and performance requirements. For example, the variety of DRAM memory ICs has increased in recent years with the introduction and adoption of technologies such as Rambus DRAM, DDR, SDRAM, SGRAM, VRAM, FPM and EDO. This increase in the variety of memory ICs has placed greater demands on OEMs to maintain a current knowledge base and expertise. In addition, other specialized subsystems, such as modems, networking devices and embedded computer solutions, enable critical data transfer and data processing functions.


GLOBAL SERVICES

Our services do not stop at the end of the assembly line. We offer a range of integrated solutions from the time the product is designed until it is removed from the market. These services include product repair, upgrades, remanufacturing and maintenance through factory and fast hub service centers located around the world; help-desk support through customer call centers for end users; logistics and parts management; returns processing; warehousing; engineering change management; and end-of-life manufacturing. These services are expected to give our customers improved speed from the service pipeline by Solectron taking direct receipt responsibility for returns from the end user and making sure that various buffer stock and inventory mechanisms are established. These services also minimize shipping costs and time by handling repairs at our various international locations. In addition, our data collection system can provide invaluable information to analyze product design reliability. As a result, the OEMs can focus their efforts on developing next generation products.

Our recently acquired subsidiary, Sequel Inc., specializes in notebook computer and liquid crystal display (LCD) repair services and support. This subsidiary has a hub facility in Memphis, Tennessee, which offers integrated call management, remote failure diagnostics, air express dispatch, systems repair, component level repair, configuration and upgrades, returns processing and administration, refurbishment and redistribution services. In November 1999, we acquired the repair operations of IBM's NULOGIX Technical Services, Inc. in Vaughan, Canada. NULOGIX provides a complete range of technology repair, remanufacturing and refurbishment services for a large extent of electronics products. As a result of this transaction, we will now be able to provide the Canadian market a full range of value added support service solutions. These services include: product repair, upgrades, remanufacturing and maintenance through factory and fast hub service centers located around the world; help desk support through customer call-in centers for end-users; logistics and parts management; returns processing; warehousing; engineering change management and end-of-life manufacturing.

On February 28, 2000, Solectron signed a letter of intent to acquire AMERICOM Wireless Services (AMERICOM) in its entirety, a privately held corporation which specializes in wireless handset repair and refurbishment and outsourced technical customer support services. As part of the transaction, Solectron will gain specialized repair and testing equipment and assume responsibility for AMERICOM's business operations in Los Angeles, California; Louisville, Kentucky;


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Baltimore, Maryland; and Dallas, Texas; as well as AMERICOM's field technicians and support operations throughout the United States. The acquisition is expected to be completed by the end of May 2000. Completion of the transaction is subject to applicable government approvals and various conditions of closing.

NEW PRODUCT INTRODUCTION CENTERS

Solectron, a global supply chain facilitator, has NPI centers geographically, in countries including the United States, France, Sweden, Germany, Malaysia and Japan. These NPI centers offer a range of electronics product development services, including design and layout, concurrent engineering, test development and prototype engineering. We believe our NPI services will shorten customers' product development cycles by offering full design and development services to complement our customers' in-house capabilities. We partner with our customers as early as possible in the new product development process to optimize their products' design for volume manufacturing. To enhance our product development capacities, we are establishing a new, full service NPI center in Port Glasgow, Scotland.

ALLIANCE

In October 1999, Solectron signed a definitive agreement with Acer, Inc. (Acer), a core unit of the Acer Group, the world's third largest PC manufacturer, to form a strategic alliance to provide global design, manufacturing and service solutions for OEM-branded personal computers, servers and workstations. As a result of this alliance, it is expected that customers will be able to access the extensive technology, motherboard and system level design services, and global supply base, manufacturing, distribution, logistics and Global Services operations of both companies to further streamline their global supply chain. Solectron and Acer plan to leverage their combined resources, including facilities, systems and personnel to provide the industry's first fully integrated, global and optimized, end-to-end design, manufacturing and services solution. Both companies will manage this alliance under a joint management matrix.

MANUFACTURING

To achieve excellence in manufacturing, Solectron combines advanced manufacturing technology, such as computer aided manufacturing and testing, with manufacturing techniques including just-in-time manufacturing, total quality management, statistical process control and continuous flow manufacturing. Just-in-time manufacturing is a production technique which minimizes work-in-process inventory and manufacturing cycle time while enabling Solectron to deliver products to customers in the quantities and time frame required. Total quality management is a management philosophy which seeks to impart high levels of quality in every operation of Solectron and is accomplished by the setting of quality objectives for every operation, tracking performance against those objectives, identifying work flow and policy changes required to achieve higher quality levels and a commitment by executive management to support changes required to deliver higher quality. Statistical process control is a set of analytical and problem solving techniques based on statistics and process capability measurements through which we can track process inputs and resulting quality and determine whether a process is operating within specified limits. The goal is to reduce variability in the process, as well as eliminate deviations that contribute to quality below the acceptable range of each process performance standard.

In order to successfully implement these management techniques, Solectron has developed the ability to collect and utilize large amounts of data in a timely manner. We believe this ability is critical to a successful assembly operation and represents a significant competitive factor, especially in large turnkey projects. To manage the data, we use sophisticated computer systems for material resource planning, shop floor control, work-in-process tracking, statistical process control and activity based product costing.

ELECTRONICS ASSEMBLY AND OTHER SERVICES

Solectron's electronics assembly activities consist primarily of the placement and attachment of electronic and mechanical components on printed circuit boards and flexible cables. We also assemble higher level sub systems and systems incorporating printed circuit boards and complex electromechanical components, in some cases manufacturing and packaging products for shipment directly to our


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customers' distributors. In addition, we provide other manufacturing services including refurbishment and remanufacturing. We manufacture on a turnkey basis, directly procuring some or all of the components necessary for production and on a consignment basis, where the OEM customer supplies all or some components for assembly.

In conjunction with our assembly activities, we also provide computer aided testing of printed circuit boards, sub systems and systems, which contributes significantly to our ability to deliver high quality products on a consistent basis. We have developed specific strategies and routines to test board and system level assemblies. In-circuit tests verify that all components have been properly inserted and that the electrical circuits are complete. Functional tests determine if the board or systems assembly is performing to customer specifications. We either design and procure test fixtures and develop our own test software or utilize our customers' existing test fixtures and test software. In addition, we provide environmental stress tests of the board or systems assembly.

We provide turnkey manufacturing management to meet our customers' requirements, including procurement and materials management and consultation on board design and manufacturability. Individual customers may select various services from among our full range of turnkey capabilities.

Procurement and materials management consists of the planning, purchasing, expediting, warehousing, preparing and financing of the components and materials required to assemble a printed circuit board or electronic system. OEMs have increasingly used electronic manufacturing specialists like Solectron to purchase all or some components directly from component manufacturers or distributors and to finance and warehouse the components.

Solectron also assists its customers in evaluating board designs for manufacturability. We evaluate the board design for ease and quality of manufacture and, when appropriate, recommend design changes to reduce manufacturing costs or lead times or to increase the quality of finished assemblies. Board design services consist of the engineering and design associated with the arrangement and interconnection of specified components on printed circuit boards to achieve an OEM's desired level of functionality. We also offer Application Specific Integrated Circuit (ASIC) design services and our subsidiary, Force Computers, offers product design services for the embedded computer market. Our subsidiary, SMART Modular Technologies, Inc. offers advanced building block design solutions, such as memory modules and communications input/output devices.

The Company believes that the efficiency of its manufacturing operations has benefited from its extensive experience and its library of proven designs which stress high manufacturability and quality. Through its extensive library of memory module designs and its experience in designing and manufacturing memory modules, the Company is able to work closely with its customers and suppliers to design competitive solutions to system memory problems and shorten the time it takes its customers to get their products to market.

The Company's manufacturing processes rely on a high level of automation and involve the use of a substantial base of fine pitch surface mount equipment which is customized for the production of the multiple products. As a result of its design efficiencies, high level of automation and general manufacturing expertise, the Company has achieved relatively high manufacturing yields. In addition, due to the high level of automation in the Company's manufacturing approach, the Company has maintained a relatively low percentage of direct labor costs. The Company believes that it has achieved a rapid manufacturing cycle and is able to offer its customers quick turnaround of both small and large projects.

SALES AND MARKETING

Sales and marketing at Solectron is an integrated process involving direct salespersons and project managers, as well as its senior executives. Solectron's sales resources are directed at multiple management and staff levels within targeted accounts. We also use independent sales representatives in certain geographic areas as well as channel partners for our embedded products. We receive unsolicited inquiries resulting from advertising and public relations activities, as well as referrals from current customers. These opportunities are evaluated against our customer selection criteria and are assigned to direct salespersons or independent sales representatives, as appropriate. Historically, we have had substantial recurring sales from existing customers.

Solectron's top ten customers accounted for 75% of net sales in fiscal 1999, 68% of net sales in fiscal 1998, and 63% of net sales in fiscal 1997. Several customers each accounted for more than 10% of net sales during these years. Compaq accounted for 12% of net sales in fiscal 1999. Cisco accounted for 11% of net sales in fiscal 1999 and 10% of net sales in fiscal 1998. HP represented 10% of net sales in fiscal 1999 and 11% of net sales in both fiscal 1998 and fiscal 1997. No other individual customer accounted for more than 10% of Solectron's net sales in any of these years.

BACKLOG

Backlog consists of contracts or purchase orders with delivery dates scheduled within the next twelve months. At August 31, 1999, Solectron's backlog was approximately $1.9 billion. The backlog was approximately $1.4 billion at August 31, 1998. Because customers may cancel or reschedule deliveries, backlog is not a meaningful indicator of future financial results.

COMPETITION

The electronic manufacturing services industry is comprised of a large number of companies, several of which have achieved substantial market share. Solectron also faces competition from current and prospective customers that evaluate Solectron's capabilities against the merits of manufacturing products internally. We compete with different companies depending on the type of service or geographic area. Certain of our competitors may have greater manufacturing, financial, research and development and marketing resources than Solectron. We believe that the primary basis of competition in our targeted markets is manufacturing technology, quality, responsiveness, the provision of value-added services and price. To remain competitive, we must continue to provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis and compete favorably on the basis of price.

The memory module, communications card and embedded computer subsystem industries are intensely competitive. Each of these markets includes a large number of competitive companies, several of which have achieved a substantial market share. Certain of the Company's competitors in each of these markets have greater name recognition, lower cost structures and larger customer bases than the Company. In the memory module market, the Company competes against semiconductor manufacturers that maintain captive memory module production capabilities. The Company faces competition from current and prospective customers that evaluate the Company's capabilities against the merits of manufacturing products internally.

ASSOCIATES

Currently, Solectron employs approximately 46,000 associates worldwide, nearly half of which are outside the United States.

PATENTS AND TRADEMARKS

Solectron has a number of U.S. patents related to the process and equipment used in its surface mount technology. Our subsidiary, Force Computers, holds a number of patents related to Versa Module Eurocard (VME) technology. In addition, as part of our recent acquisitions of the IBM ECAT manufacturing assets, we have access to a number of IBM patents and license rights. We also have registered trademarks in the United States and many countries throughout the world. These patents and trademarks are considered valuable to Solectron.

Although Solectron does not believe that its trademarks, manufacturing process, Force's technology or the IBM patents and license rights to which it has access infringe on the intellectual property rights of third parties, we cannot assure that third parties will not assert infringement claims against Solectron in the future. If such an assertion were to be made, it may become necessary or useful for us to enter into licensing arrangements or to resolve such an issue through litigation. However, we cannot assure that such license rights would be available to Solectron on commercially acceptable terms or that any such litigation could be resolved favorably. Additionally, such litigation could be lengthy and costly and could materially harm our financial condition regardless of the outcome of such litigation.

On June 23, 1999, Solectron was served, along with 87 other companies including SMART Modular Technologies, Inc., as a defendant in a lawsuit brought by the Lemelson Medical, Education & Research Foundation. The lawsuit alleges that Solectron has infringed certain of the plaintiff's patents relating to machine vision and bar code technology. Solectron believes it has meritorious defenses to these allegations and does not expect that this litigation will result in a material impact on its financial position or results of operations.

PROPERTIES

Solectron's manufacturing facilities are located throughout the Americas, Europe and Asia. The table below lists the locations and square feet owned or leased for its major operations.

                                   Square Feet           Lease
                               --------------------   Termination
     Location                   Owned       Leased       Dates
     --------                  --------   ---------   -----------
Americas:
  Milpitas, California(1)          -      1,762,938   2001 - 2006
  San Jose, California             -        196,000   2001
  Suwanee, Georgia                 -        496,000   2003
  Westborough, Massachusetts       -        168,000   2002 - 2004
  Charlotte, North Carolina     620,000     243,000   2000 - 2002
  Columbia, South Carolina         -        208,000   2000
  Austin, Texas                    -      1,142,000   2002 - 2014
  Everett, Washington              -        179,000   2003
  Memphis, Tennessee               -        100,000   2000
  Vaughan, Canada                  -         77,000   2006
  Guadalajara, Mexico(2)        716,000        -        -
  Sao Paulo, Brazil             327,000        -        -
  Aguada, Puerto Rico              -         83,000   2007

Europe:
  Bordeaux, France              116,000     211,000   2008
  Herrenberg, Germany            71,000      40,000   2000
  Munich, Germany                  -        168,000   2002
  Dublin, Ireland                42,000      70,000   2004
  Timisoara, Romania            200,000      40,000   2000
  Dunfermline, Scotland         221,000       8,000   2014
  East Kilbride, Scotland          -         50,000   2006
  Norrkoping, Sweden               -         43,000   2004

Asia:
  Suzhou, China                 333,000        -        -
  Johor, Malaysia                  -        200,000   2000 - 2001
  Penang, Malaysia              372,000      93,000   2000 - 2001


(1) Includes facilities located nearby in Fremont and Newark, California.

(2) Includes approximately 37,000 square feet leased to a third party on a short-term lease.

Around the world, Solectron is subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during its manufacturing process. Any failure by Solectron to comply with present and future regulations could subject it to future liabilities or the suspension of production. In addition, such regulations could restrict Solectron's ability to expand its facilities or could require Solectron to acquire costly equipment or to incur other significant expenses to comply with environmental regulations.


EXECUTIVE OFFICERS OF SOLECTRON

Solectron's executive officers and their ages are currently as follows:

             Name               Age            Position
----------------------------  ------   -------------------------------
Koichi Nishimura, Ph.D.         61     President, Chief Executive
                                       Officer and Chairman of the Board

G. Fred Forsyth                 55     Corporate Vice President and
                                       President of Solectron Americas

David Kynaston                  59     Corporate Vice President and
                                       President of Solectron Europe

Daniel Perez                    49     Corporate Vice President and
                                       Chief Administrative Officer

Ajay Shah                       40     President and Chief Executive Officer
                                       of Solectron's Technology Solutions Business Unit

Ken K. N. Tsai                  58     Senior Vice President and
                                       President of Solectron Asia

Susan S. Wang                   49     Senior Vice President, Chief
                                       Financial Officer and Secretary

Walter W. Wilson                56     Senior Vice President, Business
                                       Integration and Information Technology

Saeed Zohouri, Ph.D.            48     Senior Vice President and
                                       Chief Operating Officer

Dr. Koichi Nishimura has served as Chairman of the Board since 1996, Chief Executive Officer since 1992 and President since 1990. He was Co-Chief Executive Officer from 1991 to 1992 and Chief Operating Officer from 1988 to 1991. He was also a director of the Board since 1991 before serving as Chairman of the Board. From 1964 to 1988, Dr. Nishimura was with IBM in various technology and management positions. Dr. Nishimura serves as a director on the boards of Merix Corporation, the Center for Quality Management and the Santa Fe Institute. He also serves on the advisory board of Santa Clara University's Leavey School of Business, and the board of the Santa Clara Valley Manufacturing Group. Dr. Nishimura serves as a member of the Board of Directors in the capacity of Vice President for the Foundation for the Malcolm Baldrige National Quality Award, Inc.

Mr. G. Fred Forsyth has served as Corporate Vice President and President of Solectron Americas since July 1999. He joined Solectron in March 1999 as Corporate Vice President and President of Systems Engineering and Services Division. Prior to joining Solectron, Mr. Forsyth was President of the Professional Products Division at Iomega Corporation from August 1997 to March 1999. He was Senior Vice President and General Manager of the Power Macintosh Group of Apple Computer, Inc. from June 1996 to April 1997 and Senior Vice President Worldwide Operations from June 1993 to June 1996. Mr. Forsyth also held a variety of management positions at Digital

Equipment Corporation and General Electric Company. Mr. Forsyth is a director of Genus Corporation, a semiconductor equipment manufacturer.

Mr. David Kynaston has served as Corporate Vice President and President of Solectron Europe since he joined Solectron in 1996. Mr. Kynaston worked for Philips Electronics for the previous 15 years in various capacities, including Managing Director of Philips Mullard Ltd. subsidiary, Managing Director of the Business Communications Systems Division and most recently, Managing Director of the Private Mobile Radio Division. Prior to joining Philips Electronics, Mr. Kynaston held senior technical management positions at EMI Medical Ltd. and Cambridge Scientific Instruments Ltd.

Mr. Daniel Perez has served as Corporate Vice President and Chief Administrative Officer since 1996. Mr. Perez joined Solectron in 1991 as Director of Materials, and was soon named Vice President of Materials for Solectron's California facility. He became the General Manager of Solectron's Fremont, California, printed circuit board assembly operation in 1995 and assumed his current role in 1996. Prior to joining Solectron, Mr. Perez spent 14 years with IBM Corporation in various management positions in corporate administration, manufacturing, materials planning, and acquisition and control. Most recently, he was Senior Manager for Supply and Demand at IBM's disk storage business. Mr. Perez also serves as a director of the Tech Museum of Innovation, the California State Center for Quality Education and Development, the Mexican Heritage Corporation, the Center for Training and Careers in San Jose, California, and El Teatro Campesino.

Mr. Ajay Shah is the President and Chief Executive Officer of Solectron's Technology Solutions Business Unit. Mr. Shah co-founded SMART Modular Technologies, Inc. (SMART) and served as SMART's Chairman and Chief Executive Officer from its inception in 1989 until its merger with Solectron Corporation in November 1999. Prior to launching SMART, Mr. Shah held strategic marketing management and product line management positions at Samsung Semiconductor, Inc., and at Advanced Micro Devices. Mr. Shah also serves on the Board of Directors of Krypton Isolation, Inc., Proactive Networks, Inc., and Netscaler, Inc.

Mr. Ken K. N. Tsai has served as Senior Vice President and President of Solectron Asia since May 1995. Mr. Tsai was Vice President of Solectron from 1990 to 1995. He served as Director of Manufacturing for Solectron from 1989 to 1990 and was in various manufacturing and other positions from 1984 to 1989. Prior to joining Solectron, Mr. Tsai served in various management and business planning positions at American Cyanamid Company from 1968 to 1984.

Ms. Susan S. Wang has served as Senior Vice President and Chief Financial Officer of Solectron since 1990 and as Secretary since 1992. She was Vice President, Finance and Chief Financial Officer of Solectron from 1986 to 1990 and Director of Finance of Solectron from 1984 to 1986. Prior to joining Solectron, Ms. Wang held various accounting and finance positions with Xerox Corporation. Ms. Wang also held accounting and auditing positions with Westvaco Corp. and Price Waterhouse & Co. She is a Certified Public Accountant.

Mr. Walter W. Wilson has served as Senior Vice President, Business Integration and Information Technology since June 1999. He was President, Solectron Americas from April 1997 to May 1999; President, Solectron North America from September 1995 to March 1997; President Solectron California Corporation from March 1992 to February 1996; and Senior Vice President of Solectron since 1990. From 1989 to 1990, he served as an operational Vice President of Solectron. Prior to joining Solectron, Mr. Wilson held various management positions with IBM in manufacturing and product development from 1965 to 1989. Mr. Wilson also serves as a director on the board of Asyst Technologies and Mylex Corporation.

Dr. Saeed Zohouri has served as Senior Vice President and Chief Operating Officer of Solectron since June 1999. He was Chief Technology Officer from 1994 to May 1999; President of Solectron California Corporation from March 1996 to August 1998; and President, Solectron North America since August 1998. Dr. Zohouri joined Solectron in 1980 and held various management positions including Director of Technology. His prior experience includes teaching chemistry at a major international university.

There is no family relationship among any of the foregoing individuals.

SELECTED FINANCIAL DATA

The following selected historical financial information of Solectron, combined with SMART on a pooling of interest basis, has been derived from the historical consolidated financial statements and should be read in conjunction with the consolidated financial statements and the notes included therein.

                     Five Year Selected Financial Highlights
                      (In millions, except per share data)

Consolidated Statements of Income Data:

                                       Years Ended August 31,
                         ------------------------------------------------------
                            1999       1998       1997        1996      1995
                          --------- ---------- ---------- ---------- ----------
Net sales                 $9,358.3   $5,978.3   $4,384.0   $3,211.1   $2,340.2

Operating income             510.9      366.7      302.8      213.2      143.9
Income before
  income taxes               511.1      374.2      307.2      212.8      140.4
Net income                   347.5      250.0      203.5      139.3       92.1
Basic net income
 per share(1)                 0.64       0.49       0.42       0.31       0.25
Diluted net income
 per share(1)                 0.61       0.47       0.40       0.30       0.22

Consolidated Balance Sheet Data:

                                            As of August 31,
                         ------------------------------------------------------
                            1999       1998        1997       1996       1995
                         ---------- ---------- ---------- ---------- ----------
Net working capital       $3,163.5   $1,277.6   $1,137.7   $  860.5   $   377.1
Total assets               5,319.3    2,776.5    2,203.7    1,623.5     1,032.8
Long-term debt               922.6      385.5      386.1      388.2        31.6
Stockholders'equity        3,140.5    1,460.6    1,149.3      787.1       564.4


(1) All net income per share amounts have been adjusted to reflect the two-for-one stock splits through March 8, 2000.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements contained in the following Management's Discussion and Analysis of Financial Condition and Results of Operations, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute forward looking statements which involve risks and uncertainties. Solectron's actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including those factors set forth under "Trends and Uncertainties" below.

GENERAL

Solectron's net sales are derived from sales to electronics original equipment manufacturers (OEMs). The majority of our customers compete in the networking, data and voice communications, workstation, personal computer and computer peripheral segments of the electronics industry. We provide integrated supply chain solutions that span the entire product life cycle, including technology, manufacturing and services. We offer our customers competitive outsourcing advantages such as access to advanced manufacturing technologies, shortened time-to-market, reduced total cost of ownership and more effective asset utilization. A discussion of some of the potential fluctuations in operating results is included under "Trends and Uncertainties."

Solectron has 27 manufacturing operations throughout the world, including the Americas, Europe and Asia. We have program offices in Japan, Israel, Sweden, Taiwan and the United Kingdom. Also, SMART and Force have sales support offices in various locations in the United States and internationally.

During 1997, Solectron established a strategic, global manufacturing partnership with Ericsson's Business Area Infocom Systems. We established a New Product Introduction (NPI) center in Sweden and transferred production from certain Ericsson plants worldwide to our manufacturing sites around the world. In October 1997, we acquired certain assets, primarily equipment and inventory, of Ericsson's printed circuit board (PCB) assembly operation located in Sao Paulo, Brazil.

In April 1998, Solectron acquired NCR Corporation's (NCR) manufacturing assets in Columbia, South Carolina; Duluth, Georgia; and Dublin, Ireland. Under the terms of the agreement, NCR outsourced the manufacturing of certain computer components to Solectron for at least five years. The site in Duluth was subsequently merged with the Braselton, Georgia, site into a newly constructed manufacturing facility in Suwanee, Georgia, in October 1999. The Braselton site was originally acquired from Mitsubishi in October 1998.

In June 1998, Solectron acquired International Business Machines Corporation's
(IBM) Electronic Card Assembly and Test (ECAT) manufacturing assets in Charlotte, North Carolina, and non-exclusive rights to certain IBM intellectual property. Under the terms of the agreement, we will provide PCB assembly services to IBM in North America for the next three years. In addition, IBM has made available to Solectron intellectual property rights covering a wide spectrum of technologies and capabilities. IBM also provided to Solectron failure analysis and characterization tools for process development and manufacturing, including fault detection and isolation.

In October 1998, Solectron acquired the wireless telephone manufacturing assets of Mitsubishi Consumer Electronics America, Inc.'s (MCEA) Cellular Mobile Telephone (CMT) division in Braselton, Georgia. MCEA was a subsidiary of Mitsubishi Electric Corporation (Mitsubishi). Under the terms of the agreement, we will provide MCEA-CMT with a full range of manufacturing services for five years, including NPI management, PCB assembly and full systems assembly for MCEA's branded and private-label cellular products sold in North America. In October 1999, we combined the operations of Braselton and Duluth into a newly constructed manufacturing facility in Suwanee, Georgia.

In February 1999, Solectron acquired IBM's Electronic Card Assembly and Test
(ECAT) manufacturing assets in Austin, Texas, and non-exclusive rights to certain IBM intellectual property. Under the terms of the agreement, for the next three years we will provide PCB assembly for motherboards used in IBM's mobile computer products manufactured worldwide. This includes physical design, early prototyping, new product launch, PCB assembly and test, volume production, end-of-life support, field return services and life cycle management. We will also provide IBM's worldwide design teams a full range of integrated NPI services which involve pre-manufacturing support, such as design and layout, component and concurrent engineering, test development, prototype, procurement and assembly.

In July 1999, Solectron issued common stock to acquire Sequel, Inc. (Sequel). Sequel was a privately held corporation specializing in notebook computer and liquid crystal display repair service and support. We have assumed responsibility for Sequel's business operations in San Jose, California; Memphis, Tennessee; and Reading, United Kingdom. We have also assumed Sequel's ownership in joint-venture operations in Japan and Taiwan. The acquisition is expected to enable us to expand our global support services capabilities by adding quick-turn service operations, customer service centers and help-desk support for the end-users of Solectron-built products.

In August 1999, Solectron acquired the manufacturing assets of Trimble Navigation Limited (Trimble) in Sunnyvale, California, and assumed full manufacturing responsibility of Trimble's

Global Positioning System (GPS) and related radio frequency (RF) technology products for the next three years. Trimble is a leader in RF products enabled by GPS technology. We also acquired certain intellectual property rights related to RF technology. Under the terms of the agreement, we will provide Trimble a range of integrated services across the entire product life cycle including design consultation, prototyping, NPI management, and volume PCB and systems assembly.

In September 1999, Solectron announced the acquisition of manufacturing assets in several phases of IBM's Netfinity server operations in Greenock, Scotland. In addition, we acquired certain IBM intellectual property rights included in the design and manufacture of PC server motherboards. Under the terms of the agreement, we assumed NPI and manufacturing responsibility for the PCB assemblies used in IBM's Netfinity server lines which were formerly manufactured at IBM's Greenock operations. We will provide IBM full service NPI management which includes a full range of premanufacturing services, specifically component and concurrent engineering, test development, prototype, procurement and assembly. We will also provide IBM for the next three years fully integrated PCB assembly services including early prototyping, new product launch, assembly and test, volume production, end-of-life support and life cycle management. The volume PCB assembly services will be transferred from IBM's Greenock facility to our existing global manufacturing operations. In addition, we have established a new, full service NPI center in Port Glasgow, Scotland, to support the IBM design teams.

In October 1999, Solectron signed a definitive agreement with Acer, Inc. (Acer), a core unit of the Acer Group, the world's third largest PC manufacturer, to form a strategic alliance to provide global design, manufacturing and service solutions for OEM branded personal computers, servers and workstations. As a result of the alliance, it is expected that customers will be able to access the extensive technology, motherboard and system level design services, and global supply base, manufacturing, distribution, logistics and global services operations of both companies to further streamline their global supply chain. Solectron and Acer plan to leverage their combined resources, including facilities, systems and personnel, to provide the industry's first fully integrated, global and optimized end-to-end design, manufacturing and services solution. The companies will manage this alliance under a joint management matrix.

In November 1999, Solectron acquired NULOGIX Technical Services, Inc. (NULOGIX), a wholly owned subsidiary of IBM Canada, in its entirety. NULOGIX is located in Vaughan, Canada, and specializes in repair, remanufacturing and refurbishment. With this acquisition, we expect to be able to provide the Canadian market a full range of value added global service solutions. These services include product repair, upgrades, remanufacturing and maintenance through factory and fast hub service centers located around the world; help desk support through customer call centers for end users; logistics and parts management; returns processing; warehousing; engineering change management; and end-of-life manufacturing.

On November 30, 1999, Solectron completed its acquisition of SMART Modular Technologies, Inc. (SMART) which was accounted for as a pooling of interests. SMART is a designer and manufacturer of memory modules and memory cards, embedded computers, and I/O products. Through the acquisition, Solectron has gained a manufacturing presence in Aguada, Puerto Rico, and additional manufacturing capacity through SMART's facilities in Fremont, California; Penang, Malaysia; and East Kilbride, Scotland. In addition, Solectron has gained design centers in Fremont, California; Bangalore, India; Boston, Massachusetts; and Ayr, Scotland. The acquisition enables Solectron to expand its service capabilities and infrastructure by integrating SMART and Force into the technology business unit. In addition, Solectron has benefited from the business purchase transaction of Compaq Computer Corporation's embedded and real time product business in Fremont, California and Scotland by SMART in August 1999.

In August 1999, Solectron announced the business acquisition of Compaq's embedded and real time product line. This business included hardware and software products and technologies as well as a worldwide team of over 100 hardware, software, and applications developers and engineers, as well as marketing, sales, and management professionals. This acquisition is expected to add systems design capability from board level subsystems to system level integration.

On February 28, 2000, Solectron signed a letter of intent to acquire AMERICOM Wireless Services (AMERICOM) in its entirety, a privately held corporation which specializes in wireless handset repair and refurbishment and outsourced technical customer support services. As part of the transaction, Solectron will gain specialized repair and testing equipment and assume responsibility for AMERICOM's business operations in Los Angeles, California; Louisville, Kentucky; Baltimore, Maryland; and Dallas, Texas; as well as AMERICOM's field technicians and support operations throughout the United States. The acquisition is expected to be completed by the end of May 2000. Completion of the transaction is subject to applicable government approvals and various conditions of closing.

 In March 2000, Solectron completed the acquisition of the complex systems manufacturing assets of Ericsson's telecommunications infrastructure equipment operations in Longuenesse, France, and Ostersund, Sweden. As part of the agreement, Solectron will provide a complete range of integrated supply chain solutions to Ericsson. This includes supply base management, early prototyping, NPI management, complex PCB assembly, configure-to-order and build-to-order complex systems assembly, and global services.

On March 31, 2000, Solectron completed the acquisition of Alcatel's manufacturing business in Aguadilla, Puerto Rico. The acquisition of Alcatel's manufacturing assets in Longview, Texas is expected to be closed in June 2000 and is subject to various conditions of closing. Alcatel is a world leader in building next generation networks and end-to-end data voice solutions. As part of the acquisition of Alcatel's manufacturing business in Aguadilla, Solectron will assume full manufacturing responsibility for Alcatel's PCB products focused on the networking and telecommunication industries. Additionally, Solectron will provide a full range of manufacturing services to Alcatel for the next three years including prototyping and high volume PCB assembly. Under the proposed agreement for Longview, Solectron will assume full manufacturing responsibility for Alcatel's build-to-order (BTO) RF communication systems and will also provide a full range of manufacturing services to Alcatel for the next three years including NPI management of RF systems and BTO systems build.

On April 4, 2000, Solectron signed a definitive agreement to acquire certain Nortel Networks' NPI prototyping, PCB and telephone set ("telset") assembly assets in North America and Asia. The companies are also discussing the divestiture or outsourcing of certain manufacturing and repair operations in Europe. Under the terms of the agreement, and the proposed agreements, Solectron will pay approximately $900 million to assume these operations contemplated in these agreements. The companies also agreed to enter into a multi-year supply agreement, with the option to renew. Solectron will provide NPI prototyping, manufacturing and repair services for Nortel Networks' optical, carrier, enterprise and wireless products. As a result of the agreement for North America and Asia, Solectron will be gaining NPI prototyping and manufacturing capabilities in Calgary, Canada, and Research Triangle Park, North Carolina; and manufacturing capabilities in Monterrey, Mexico, and Istanbul, Turkey. Under the terms proposed in Europe, Solectron would acquire NPI prototyping and manufacturing operations in Monkstown, Northern Ireland, and manufacturing and repair capabilities in Cwmcarn, Wales. In addition, Solectron has submitted an offer to acquire certain PCB assembly and telset assets of Matra-Nortel Communications S.A.S. in France. In addition to the acquired locations, Solectron will be transferring other Nortel Networks products to Solectron locations to align the global supply chain with Nortel Networks' cost-to-market and time-to-market strategies. As part of the agreement, Solectron will be setting up a new operating unit comprised of the acquired Nortel Networks sites. This operating unit will be a part of the manufacturing and operations business unit, and will be focused on maintaining continuity of supply and enhancing competitive performance to Nortel Networks, while the sites transition to the Solectron business model. It is expected that the transactions will be closed in North America by the end of the second quarter of calendar year 2000; in Europe, by the end of the second quarter or beginning of the third quarter of calendar year 2000; and in Asia, in the third quarter of calendar year 2000. All transactions are subject to customary conditions and regulatory approvals. In addition, the transaction with Matra-Nortel Communications S.A.S. is subject to the employee consultation processes in Europe.

On April 6, 2000, Solectron announced the completion of acquisition for the manufacturing assets of Premisys Communications, Inc., a wholly owned subsidiary of Zhone Technologies, Inc. (Zhone). Zhone is a communications equipment provider integrating expertise in voice, video and data communications. Under the proposed agreement, Solectron will become Zhone's virtual supply chain partner and will sign a five year commitment with Zhone to provide product life cycle management services, including NPI through repair and end-of-life services.

RESULTS OF OPERATIONS

The electronics industry is subject to rapid technological change, product obsolescence and price competition. These and other factors affecting the electronics industry, or any of Solectron's major customers in particular, could materially harm Solectron's results of associated with new projects, and price operations. See "Trends and Uncertainties" for factors relating to possible fluctuation of operating results and our competitors.

In addition, Solectron acquired SMART effective November 30, 1999 and accounted for the acquisition as a pooling of interests. Accordingly, the Company's historical financial statements have been restated retroactively to include the financial results of SMART.

The following table sets forth, for the periods indicated, certain items in the Consolidated Statements of Income as a percentage of net sales. The financial information and the discussion below should be read in conjunction with the Consolidated Financial Statements and Notes thereto.


                                             Years Ended August 31,
                                         -----------------------------
                                          1999        1998        1997
                                         -----       -----       -----
Net sales                                100.0%      100.0%      100.0%
Cost of sales                             90.3        89.0        87.7
                                         -----       -----       -----
   Gross profit                            9.7        11.0        12.3
Operating expenses:
  Selling, general and administrative      3.8         4.3         4.8
  Research and development                 0.4         0.5         0.5
  Acquisition costs                         -           -          0.1
                                         -----       -----       -----
   Operating income                        5.5         6.2         6.9
Net interest income                         -          0.1         0.1
                                         -----       -----       -----
   Income before income taxes              5.5         6.3         7.0
Income taxes                               1.8         2.1         2.4
                                         -----       -----       -----
Net income                                 3.7%        4.2%        4.6%
                                         =====       =====       =====

NET SALES

Solectron's net sales have increased significantly in each of the past several years, reflecting the growing trend toward outsourcing within the electronics industry. For the year ended August 31, 1999, net sales grew to $9.4 billion, an increase of 56.5% over fiscal 1998 net sales. Fiscal 1998 net sales of $6.0 billion were 36.4% greater than fiscal 1997. The sales growth in fiscal 1999 compared to fiscal 1998 was attributable to significant sales volume increases from our worldwide customers and from our acquisitions. The sales growth in fiscal 1998 over fiscal 1997 was primarily due to significant increases in sales volume from both existing and new customers worldwide, including the completion of the transfer of production from certain Ericsson plants to various Solectron locations around the world. Solectron does not currently anticipate any future decline in sales, but continues to seek diversification of our customer base among many countries, market segments and product lines within market segments.

Manufacturing and Operations

Net sales from our worldwide manufacturing operations group have contributed a significant share of total sales for the past three fiscal years. Fiscal year 1999 sales grew to $8.2 billion, an increase of 60.1% over fiscal year 1998. In fiscal year 1998 net sales of $5.2 billion were 43.4% greater than fiscal 1997.

Within the Americas, sales growth was primarily due to demand increases and acquisitions of assets from Ericsson, NCR, IBM ECAT and Mitsubishi during fiscal 1999 and 1998. Sales from the acquisition of IBM ECAT in Austin, Texas, were recognized beginning in March 1999 because the Texas site consistently reports its results one month in arrears. In addition, the Mexico site was among the largest contributors due to the strong demand growth in fiscal 1999 as compared to fiscal 1998. The Milpitas, California, site also experienced sales growth despite the planned transfer of personal computer PCB programs and computer peripherals systems assembly programs to Mexico and networking business to Penang. The sales growth from fiscal 1997 to fiscal 1998 was attributable to start-up and major new programs at the Texas and Massachusetts sites, and the addition of new sites in Mexico and Brazil in fiscal 1998. Additionally, the acquired sites from NCR and IBM ECAT in Charlotte contributed incremental net sales to fiscal 1998 as compared to fiscal 1997.

Solectron's operations in Milpitas, California, contributed a substantial portion of Solectron's net sales and operating income during fiscal 1999, 1998 and 1997. In recent years, management has undertaken deliberate actions to achieve improved global load balancing by transferring certain projects from the Milpitas site to other sites worldwide. However, the performance of the Milpitas operation is expected to continue to be a significant factor in the overall financial performance of Solectron. Any adverse material change to the customer base, product mix, efficiency or other attributes of this site could materially harm Solectron's consolidated results of operations.

In Europe, net sales at all of Solectron's European sites increased in fiscal 1999 over fiscal 1998. The increase was principally due to overall business growth and increased demand from our telecommunications customers. Net sales from our European operations in fiscal 1998 increased over fiscal 1997 primarily due to core business growth and new accounts. Sales growth at the Scotland site was particularly strong due to the ramp up of major customers' PCB assembly activities. The new locations in Sweden also contributed to the sales increase in fiscal 1998 compared to fiscal 1997.

All Asian sites contributed to the sales increase in fiscal 1999 over fiscal 1998 primarily due to core business growth. In particular, sales growth at the Penang, Malaysia, site was attributable to increased demand from personal computer customers and networking business transferred from Milpitas, California. The Johor, Malaysia, site also experienced higher product demand. Net sales from the Asian manufacturing locations increased in fiscal 1998 over fiscal 1997 primarily as a result of certain projects transferred from the Milpitas, California, site to meet demand growth.

Technology Solutions

The technology solutions group consists of SMART Modular Technologies, Inc. and Force Computers, subsidiaries of Solectron. This business unit was formed on November 30, 1999 coincident with the merger of SMART. Net sales for the technology solutions business unit consist of sales of specialty and standard memory products, PC cards, embedded computer modules and communications card products. Net sales on a pooled basis for fiscal years 1999, 1998 and 1997 were $1.1 billion, $806 million, and $790 million, respectively. The increase in fiscal 1999 of 41.2% over fiscal 1998 was primarily due to an increase in the average memory densities of the standard memory products, as well as an increase in embedded computer and communications card products. Fiscal 1998 sales were slightly higher than fiscal 1997 due to an increase in sales of standard memory products, communications card products and embedded computer modules, partially offset by a substantial decline in the cost of certain memory devices used in the production of the Company's products and a decrease in sales of specialty products.


Global Services

This group was established in June 1999. It consists of two business acquisitions including Sequel in July 1999 and NULOGIX in November 1999, as well as a small division of Solectron in Milpitas. Net sales were $40.2 million, $28.7 million, and $23.0 million in fiscal years 1999, 1998 and 1997, respectively.


Net Sales from International Sites - Net sales from Solectron's international sites, as a percentage of consolidated net sales, have grown over the last three fiscal years. International locations contributed 36% of consolidated net sales in fiscal 1999, compared to

34% in fiscal 1998 and 25% in fiscal 1997. As a result of Solectron's international sales and facilities, Solectron's operations are subject to the risks of doing business abroad. While, to date, these dynamics have not materially harmed Solectron's results of operations, we cannot assure that there will not be such an impact in the future. See "Trends and Uncertainties" for factors pertaining to our international sales and fluctuations in the exchange rates of foreign currency for further discussion of potential adverse effects in operating results associated with the risks of doing business abroad.

Net Sales to Major Customers - Three major customers accounted for more than 10% of our net sales in fiscal 1999, 1998 and 1997. The following table lists these customers and the percentage of net sales attributed to them.

                                            Years Ended August 31,
                                          -------------------------
                                           1999      1998      1997
                                          ------    ------    -----
    Compaq Computer Corporation (Compaq)    12%        *         *
    Cisco Systems, Inc. (Cisco)             11%       10%        *
    Hewlett-Packard Company (HP)            10%       11%       11%

   ---------------------------
   * net sales less than 10%

No other customers accounted for more than 10% of net sales during any of the years presented.

Solectron's top ten customers accounted for 75% of net sales in fiscal 1999, 68% of net sales in fiscal 1998 and 63% of net sales in fiscal 1997. We are dependent upon continued revenues from Compaq, Cisco, HP, IBM and our other top ten customers. We cannot guarantee that these or any other customers will not increase or decrease as a percentage of consolidated net sales either individually or as a group. Consequently, any material decrease in sales to these or other customers could materially harm Solectron's results of operations.

Solectron believes that its ability to continue achieving growth will depend upon growth in sales to existing customers for their current and future product generations, successful marketing to new customers, and future geographic expansion. Customer contracts can be canceled and volume levels can be changed or delayed. The timely replacement of delayed, canceled or reduced orders with new business cannot be assured. In addition, we cannot assure that any of Solectron's current customers will continue to utilize Solectron's services. Because of these factors, we cannot assure that Solectron's historical revenue growth rate will continue. See "Trends and Uncertainties" for a discussion of certain factors affecting the management of growth, geographic expansion, and potential fluctuations in sales and results of operations.


GROSS PROFIT

The gross margin percentages were 9.7%, 11.0% and 12.3% for fiscal 1999, 1998 and 1997, respectively. The reductions primarily reflect increased sales derived from systems build projects that generally yield lower margins, green field start-up operations, and an increase in the proportion of technology solutions' net sales derived from its lower margin standard memory products. Solectron's net sales from systems build projects contributed 19% of net sales in fiscal 1999, 17% of net sales in fiscal 1998 and 8% of net sales in fiscal 1997. In addition, the amortization of intellectual property resulting from certain acquisitions reduced gross margins. The decrease in fiscal 1998 from fiscal 1997 was primarily due to a shift toward higher volume projects and systems build projects that typically have lower margins and start-up costs associated with our operations in China and Mexico.

For the foreseeable future, Solectron's gross margin is expected to depend primarily on product mix, production efficiencies, utilization of manufacturing capacity, start-up and integration costs of new and acquired businesses, the percentage of sales derived from systems build projects, pricing within the electronics industry, and the cost structure at individual sites. Over time, gross margins at the individual sites and for Solectron as a whole may continue to fluctuate. Increases in high volume and systems build business, additional costs erosion within the electronics industry could harm our gross margin. Also, while the availability of raw materials fluctuates from time to time and generally meets our revenue projections for the foreseeable future, component availability is still subject to lead time and other constraints that could possibly limit our revenue growth. Because of these factors and others discussed under "Trends and Uncertainties" below, we cannot assure that Solectron's gross margin will not fluctuate or decrease in future periods.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

In absolute dollars, selling, general and administrative (SG&A) expenses increased 38.1% in fiscal 1999 over fiscal 1998 and 24.0% in fiscal 1998 over fiscal 1997. The dollar increase in fiscal 1999 primarily reflects expenses associated with sales growth including increased human resources costs necessary to support business infrastructure and further development costs of information systems, as well as increased costs of acquisition related activities. The addition of newly acquired sites in fiscal 1999 from Mitsubishi and IBM ECAT in Austin, Texas, also contributed to the increase in SG&A expenses. The fiscal 1998 increase was due to investment in infrastructure such as personnel and related departmental expenses at all manufacturing locations as well as investment in information systems to support the increased size and complexity of our business. Additionally, the sites added in fiscal 1998, including Brazil, NCR and IBM ECAT in Charlotte, North Carolina, contributed to the increase in SG&A expenses.

As a percentage of net sales, SG&A expenses were 3.8% in fiscal 1999, 4.3% in fiscal 1998 and 4.8% in fiscal 1997. The primary reason for the fiscal 1999 and 1998 decrease in SG&A expenses as a percentage of net sales is the significant increase in the sales base, partially offset by the costs associated with investments in our business infrastructure, information systems and start-up costs for new sites. We anticipate SG&A expenses will continue to increase in terms of absolute dollars in the future and may possibly increase as a percentage of net sales as we continue to develop the infrastructure necessary to support our current and prospective business.

RESEARCH AND DEVELOPMENT EXPENSES

With the exception of our technology solutions business unit, Solectron's research and development (R&D) activities have been focused primarily on the development of prototype and engineering design capabilities, fine pitch interconnecting technologies (which include ball grid array, tape automated bonding, multichip modules, chip-on-flex, chip-on-board and flip chip), high reliability environmental stress test technology and the implementation of environmentally friendly assembly processes such as VOC-free and no-clean. Technology solutions' R&D efforts are concentrated on the design and testing of new products to be included in its memory, embedded computers and I/O product lines.

As a percentage of net sales, R&D expenses were 0.4% in fiscal 1999, and 0.5% in fiscal 1998 and 1997. In absolute dollars, R&D expenses increased 35.5% in fiscal 1999 over fiscal 1998 and 27.2% in fiscal 1998 over fiscal 1997. The increases in R&D expenses were primarily due to technology solutions business unit's focused efforts on the development and improvement of its products. We expect that R&D expenses will increase in absolute dollars in the future and may increase as a percentage of net sales while technology solutions and the newly acquired IBM sites continue to invest in their R&D efforts. In addition, certain new R&D projects will be undertaken at some of Solectron's Asian sites, particularly at the sites in Malaysia because of the tax holiday. (See "Income Taxes.")

ACQUISITION COSTS

A one time charge for acquisition costs of approximately $4.0 million was incurred in fiscal 1997 as a result of the acquisition of Force Computers in November 1996.

NET INTEREST INCOME (EXPENSE)

Net interest income was $0.2 million in fiscal 1999 compared to $7.5 million and $4.4 million in fiscal 1998 and fiscal 1997, respectively. The decrease in net interest income in fiscal 1999 versus fiscal 1998 was attributable to the issuance of 4% yield zero coupon convertible senior notes in January 1999, partially offset by lower interest expense from the redemption of convertible subordinated notes which were converted to common stock in March 1999. SMART's secondary public offering of common stock completed during September 1997 has resulted in significant increases in other income during fiscal 1998 as compared to fiscal 1997.

In fiscal 1999, we capitalized approximately $3.2 million of interest expense related to the costs of computer software developed for internal use and the facility construction projects at the Brazil, China, Mexico and Romania sites. We expect to use more of our cash and short term investments during future periods in order to fund anticipated future growth. See "Trends and Uncertainties" for factors relating to management growth and potential fluctuations in operating results.

INCOME TAXES

Income taxes increased to $163.6 million in fiscal 1999 from $124.2 million in fiscal 1998 and $103.7 million in fiscal 1997, primarily due to increased income before income taxes. Solectron's effective income tax rate decreased slightly to 32.0% in fiscal 1999 from 33.2% in fiscal 1998 and 33.8% in fiscal 1997.

In general, the effective income tax rate is largely a function of the balance between income from domestic and international operations. Solectron's international operations, taken as a whole, have been taxed at a lower rate than those in the United States, primarily due to the tax holiday granted to Solectron's sites in Malaysia. The Malaysian tax holiday is effective through January 31, 2002, subject to some conditions, including certain levels of research and development expenditures. Solectron has also been granted various tax holidays in China, which are effective for various terms and are subject to some conditions.


RECENT ACCOUNTING PRONOUNCEMENTS

Effective in the first quarter of fiscal 1999, Solectron adopted Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Reporting Comprehensive Income," which requires us to report and display certain information related to comprehensive income. Comprehensive income includes net income and other comprehensive income. Other comprehensive income is classified separately into foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. The adoption of SFAS No. 130 had no impact on Solectron's financial position, results of operations or cash flows.

Effective in the first quarter of fiscal 1999, Solectron adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and for determining when specific costs should be capitalized and when they should be expensed. The impact of adopting SOP 98-1 was not significant to Solectron's financial position, results of operations or cash flows.

In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. We adopted SOP 98-5 in the first quarter of fiscal 2000.

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Solectron anticipates that the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flows. Implementation of this standard has recently been delayed for a 12-month period. We will adopt SFAS No. 133 in our first fiscal quarter of 2001.

In December 1999, the Securities and Exchange Commission issued SAB No. 101, "Revenue Recognition in Financial Statements," which will be effective for the Company in the first quarter of fiscal 2001. The Company is currently analyzing this statement.

LIQUIDITY AND CAPITAL RESOURCES

Net working capital was $3.2 billion at August 31, 1999, compared to $1.3 billion at August 31, 1998. A major component of working capital at August 31, 1999, primarily consisted of cash from the proceeds of the zero coupon convertible senior notes in January 1999 and the common stock offering in August 1999.

During fiscal 1999, we used approximately $141 million of cash and short-term investments to fund our asset acquisitions including Mitsubishi in Braselton, Georgia; IBM's ECAT in Austin, Texas; Trimble in Sunnyvale, California and Compaq's embedded and real time business unit in Boston, Massachusetts. In the first and second quarter of fiscal 2000, we used additional funds for our acquisitions. As we continue to grow, it is expected that we will require greater amounts of working capital to support our operations. We believe that our current level of working capital, together with cash generated from operations and our available credit facilities, will provide adequate working capital for operations for the foreseeable future. However, we may need to raise additional funds to finance our rapid expansion, including establishing new locations or financing additional acquisitions. We cannot assure that such funds, if needed, will be available on terms acceptable to us or at all.

Inventory levels fluctuate directly with the volume of Solectron's manufacturing. Changes or significant fluctuations in product market demands can cause fluctuations in inventory levels that may result in changes of inventory turns and liquidity. Historically, we have been able to manage our inventory levels with regard to these fluctuations. However, should material fluctuations occur in product demand, we could experience slower turns and reduced liquidity. The increase in inventory levels at year-end 1999 from year-end 1998 is substantially a result of overall growth and the greater number of manufacturing locations at August 31, 1999, compared to August 31, 1998, as each location must maintain a level of inventory adequate to allow the location to respond to customer manufacturing requirements. Subsequent to the year end of fiscal 1999, solectron has been experiencing component shortages which contributed to an increase in inventory on hand.

Cash provided by operating activities was $80 million in fiscal 1999, $213.5 million in fiscal 1998 and $217.9 million in fiscal 1997. The decreases in fiscal 1999 and 1998 were primarily due to increased levels of accounts receivable and inventory, partially offset by increases in net income before depreciation and amortization, and current liabilities.

During fiscal 1999, Solectron invested approximately $443.3 million in capital expenditures. A large portion of these expenditures related to the purchase of new equipment, primarily surface mount assembly and test equipment, to meet current and expected production levels, as well as to replace or upgrade older equipment that was retired or sold. Significant expenditures were also made for the acquisition of land and buildings for our new manufacturing sites, principally in Brazil, Mexico and Romania. We expect capital expenditures in fiscal 2000 to be approximately $500 million.

In addition to working capital as of August 31, 1999, which included cash and cash equivalents of $1.4 billion and short-term investments of $453.6 million, Solectron has available a $100 million unsecured multi-currency revolving credit facility and an unsecured revolving bank line of credit up to $30 million that expire in April 2002 and May 2000, respectively. These credit facilities are subject to certain financial covenants.

"YEAR 2000" ISSUES

Solectron developed a comprehensive program to address the issues associated with the programming code in the computer systems as the year 2000 approached. The Year 2000 problem was pervasive and complex, since computer systems, manufacturing equipment and industrial control systems would have been affected in some way by the rollover of the two digit year value to 00. Systems that could not properly recognize such dates could have generated erroneous information or caused a system to fail. The Year 2000 issue created risk for us from unforeseen problems in our systems and from those of third parties with whom we do business.

We experienced no significant operational or administrative problems as we passed the transition to the year 2000. While the New Year rollover was potentially the most critical period, the computer related problems may not surface for months from now. We will continue to diligently monitor the systems for any Year 2000 issues and any other date related computer issues in the coming months. Any failure of Solectron's and/or third parties' computer systems, manufacturing equipment and industrial control systems could materially harm our ability to conduct business.

The total cost for the completion of Year 2000 program was approximately $35 million. Of this amount, approximately $10.0 million was for the replacement of capital equipment, approximately half of which comprises noncompliant systems that would not otherwise have been replaced at that point in time. A significant portion of these costs was not incremental to us, but rather represents the redeployment of existing resources. Certain other information technology projects were delayed due to the focus on Year 2000 issues. The total amount spent on the program in the prior fiscal year ended August 31, 1999, was $27.0 million, of which $18.0 million principally pertained to payroll costs for personnel involved in the program and costs of outside consultants and $9.0 million principally pertained to capital expenditures. Prior to fiscal 1999, costs of software and hardware applications incurred for Year 2000 compliance were not tracked separately, but were estimated to be in the range of $2.0 million to $3.0 million.


TRENDS AND UNCERTAINTIES

A MAJORITY OF OUR NET SALES COMES FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR NET SALES COULD DECLINE SIGNIFICANTLY.

A majority of our annual net sales comes from a small number of our customers. Our ten largest customers accounted for approximately 75%, 68%, and 63% of net sales in fiscal 1999, 1998 and 1997, respectively. Since we are dependent upon continued net sales from our ten largest customers, any material delay, cancellation or reduction of orders from these or other major customers could cause our net sales to decline significantly. Some of these customers individually account for more than ten percent of our annual net sales. We cannot guarantee that we will be able to retain any of our ten largest customers or any other accounts. In addition, our customers may materially reduce the level of services ordered from us at any time. This could cause a significant decline in our net sales and we may not be able to reduce the accompanying expenses at the same time. Moreover, our business, financial condition and results of operations will continue to depend in significant part on our ability to obtain orders from new customers, as well as on the financial condition and success of our customers. Therefore, any adverse factors affecting any of our customers or their customers could have a material adverse effect on our business, financial condition and results of operations.

OUR LONG-TERM CONTRACTS DO NOT INCLUDE MINIMUM PURCHASE REQUIREMENTS.

Although we have long-term contracts with a few of our top ten customers, including Ericsson and IBM, under which these customers are obligated to obtain services from us, they are not obligated to purchase any minimum amount of services. As a result, we cannot guarantee that we will receive any net sales from these contracts. In addition, these customers with whom we have long-term contracts may materially reduce the level of services ordered at any time. This could cause a significant decline in our net sales and we may not be able to reduce our accompanying expenses at the same time.

POSSIBLE FLUCTUATION OF OPERATING RESULTS FROM QUARTER TO QUARTER COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

Our quarterly earnings may fluctuate in the future due to a number of factors including the following:

- Differences in the profitability of the types of manufacturing services we provide. For example, high velocity and low complexity PCB and systems assembly services have lower gross margins than low volume/complex PCB or systems assembly services;

- Our ability to maximize the hours of use of our equipment and facilities is dependent on the duration of the production run time for each job and customer;

- The amount of automation that we can use in the manufacturing process for cost reduction varies, depending upon the complexity of the product being made;

- Our ability to optimize the ordering of inventory as to timing and amount to avoid holding inventory in excess of immediate production needs;

- Fluctuations in demand for our services or the products being manufactured;

- Timing of expenditures in anticipation of increased sales;

- Cyclicality in our target markets, and

- Expenses associated with acquisitions.

Therefore, our operating results in the future could be below the expectations of securities analysts and investors. If this occurs, the market price of our common stock could be harmed.

WE ARE DEPENDENT UPON THE ELECTRONICS INDUSTRY WHICH CONTINUALLY PRODUCES TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE SUCH PRODUCTS ON A COST EFFECTIVE BASIS WOULD HARM OUR BUSINESS.

A majority of our net sales is to companies in the electronics industry, which is subject to rapid technological change and product obsolescence. If our customers are unable to create products that keep pace with the changing technological environment, our customers' products could become obsolete and the demand for our services could decline significantly. If we are unable to offer technologically advanced, cost effective, quick response manufacturing services to customers, demand for our services will also decline. In addition, a substantial portion of our net sales is derived from our ability to offer complete service solutions for our customers. For example, if we fail to maintain high-quality design and engineering services, our net sales would significantly decline.

For our technology solutions business, we have experienced, and may in the future experience, delays from time to time in the development and introduction of new products. Moreover, we cannot assure that we will be successful in selecting, developing, manufacturing and marketing new products or enhancements. We cannot assure that defects or errors will not be found in our products after commencement of commercial shipments, which could result in the delay in market acceptance of such products. The inability to introduce new products or enhancements could harm our business, financial condition and results of operations.

WE ARE DEPENDENT ON LIMITED OR SOLE SOURCE OF SUPPLIERS FOR CRITICAL COMPONENTS. THE INABILITY TO OBTAIN SUFFICIENT COMPONENTS AS REQUIRED WOULD CAUSE SALES REDUCTIONS.

We are dependent on certain suppliers, including limited and sole source suppliers, to provide key components used in our products. We have experienced and may continue to experience delays in component deliveries which could cause delays in product shipments and require the redesign of certain products. Also for our technology solutions business, we are dependent upon certain limited or sole source suppliers for critical components used for our memory module, communications card and embedded computer products. The electronics industry has experienced in the past, and may experience in the future, shortages in semiconductor devices, including DRAM, SRAM, Flash memory, tantalum capacitors and other commodities that may be caused by such conditions as overall market demand surges or supplier production capacity constraints. Except for certain commodity parts, we generally have no written agreements with our suppliers. We cannot assure that we will receive adequate component supplies on a timely basis in the future. The inability to continue to obtain sufficient components as required, or to develop alternative sources if required, could cause delays, disruptions or reductions in product shipments or require product redesigns which could damage relationships with current or prospective customers thereby causing sales reduction.

WE POTENTIALLY BEAR THE RISK OF PRICE INCREASES ASSOCIATED WITH POTENTIAL SHORTAGES IN THE AVAILABILITY OF ELECTRONICS COMPONENTS.

At various times, there have been shortages of components in the electronics industry. One of the services that we perform for many customers is purchasing electronics components used in the manufacturing of the customers' products. As a result of this service, we potentially bear the risk of price increases for these components because we are unable to purchase components at the pricing level anticipated to support the margins assumed in our agreement with our customers.

OUR NET SALES COULD DECLINE IF OUR COMPETITORS PROVIDE COMPARABLE MANUFACTURING SERVICES AND IMPROVED PRODUCTS AT A LOWER COST.

We compete with different contract manufacturers, depending on the type of service we provide or the geographic locale of our operations. The memory module, communications card and embedded computer subsystem industries are also intensely competitive. These competitors may have greater manufacturing, financial, R&D and/or marketing resources than we have. In addition, we may not be able to offer prices as low as some of our competitors because those competitors may have lower cost structures as a result of their geographic location or the services they provide. Our inability to provide comparable or better manufacturing services at a lower cost than our competitors could cause our net sales to decline. We also expect our competitors to continue to improve the performance of their current products, to reduce their current product sales prices and to introduce new products that may offer greater performance and improved pricing. Any of these could cause a decline in sales, loss of market acceptance of our products, or profit margin compression.

WE ARE DEPENDENT ON THE MEMORY MODULE PRODUCT MARKET.

A substantial majority of our technology solutions business' net sales is derived from the memory modular products. The market for these products is characterized by frequent transitions in which products rapidly incorporate new features and performance standards. A failure to develop products with required feature sets or performance standards or a delay as short as a few months in bringing a new product to market could reduce our net sales which may have a material adverse effect on our business, financial condition and results of operations. In addition, the market for semiconductor memory devices has been cyclical. The industry has experienced significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices and excess production. In the past, there were significant declines in the prices for DRAM, SRAM and Flash. Such occurrences will reduce our profit.

WE ARE DEPENDENT ON THE CONTINUING TREND OF OUTSOURCING BY OEM'S.

A substantial factor in our revenue growth is attributable to the transfer of manufacturing and supply base management activities from our OEM customers. Future growth is partially dependent on new outsourcing opportunities. To the extent that these opportunities are not available, our future growth would be unfavorably impacted. These outsourcing opportunities may include the transfer of assets such as facilities, equipment and inventory.

IF WE ARE UNABLE TO MANAGE OUR RAPID GROWTH AND ASSIMILATE NEW OPERATIONS IN A COST EFFECTIVE MANNER, OUR PROFITABILITY COULD DECLINE.

We have experienced rapid growth over many years. Our historical growth may not continue. In recent years, we have established operations in different places throughout the world. For example, in fiscal 1998, we opened offices in Taipei, Taiwan, Tel Aviv, Israel, and Norrkoping and Stockholm, Sweden, and commenced manufacturing operations in Guadalajara, Mexico, Suzhou, China, and Timisoara, Romania. Also in fiscal 1998, we acquired foreign facilities in Sao Paulo, Brazil, and Dublin, Ireland. Furthermore, through acquisitions in fiscal 1998 and 1999, we acquired facilities in Columbia, South Carolina, Memphis, Tennessee, and San Jose, California and enhanced our capabilities in Charlotte, North Carolina, Austin, Texas, and Milpitas, California.

During October and November of 1999, we completed the asset acquisition of IBM's Netfinity server operations in Greenock, Scotland, and acquired IBM Canada's NULOGIX Technical Services, Inc. subsidiary in Vaughan, Canada, in its entirety. Also in October 1999, we signed a definitive agreement with Acer, Inc. (Acer), a core unit of the Acer Group, the world's third largest PC manufacturer, to form a strategic alliance to provide global design, manufacturing and service solutions for OEM branded personal computers, servers and workstations. On November 30, 1999, we completed the acquisition of SMART Modular Technologies, Inc. which was accounted for as a pooling of interests. In addition, we are benefiting from the business purchase transaction of Compaq Computer Corporation's embedded and real time product business in Fremont, California and Scotland by SMART in August 1999.

On February 28, 2000, Solectron signed a letter of intent to acquire AMERICOM Wireless Services (AMERICOM) in its entirety, a privately held corporation which specializes in wireless handset repair and refurbishment and outsourced technical customer support services. On March 1, 2000, we acquired the complex systems manufacturing assets of Ericsson's telecommunications infrastructure equipment operations in Longuenesse, France, and Ostersund, Sweden. On March 31, 2000, Solectron completed the acquisition of Alcatel's manufacturing business in Aguadilla, Puerto Rico.

On April 4, 2000, Solectron signed a definitive agreement to acquire certain Nortel Networks' NPI prototyping, PCB and telephone set ("telset") assembly assets in North America and Asia. The companies are also discussing the divestiture or outsourcing of certain manufacturing and repair operations in Europe. On April 6, 2000, we announced the completion of acquisition for the manufacturing assets of Premisys Communications, Inc., a wholly owned subsidiary of Zhone Technologies, Inc.

Since we have been significantly expanding our operations, the growth has resulted in a significant increase in responsibility for existing management which has placed, and may continue to place, a heavy strain on our personnel and management, manufacturing and other resources. Our ability to manage the expansion to date, as well as any future expansion, will require progressive increases in manufacturing capacity, as well as enhancements or upgrades of accounting and other internal management systems and the implementation of a variety of procedures and controls. We cannot assure that significant problems in these areas will not occur. Any failure to enhance or expand these systems and implement such procedures and controls in an efficient manner and at a pace consistent with our business activities could harm our financial condition and results of operations. Also, in order to achieve anticipated revenue and other financial performance targets, we will continue to be required to manage our assets and operations efficiently. In addition, should we continue to expand geographically, we may experience certain inefficiencies from the management of geographically dispersed facilities.

As we manage and continue to expand new operations, we may incur substantial infrastructure and working capital costs. If we do not achieve sufficient growth to offset increased expenses associated with rapid expansion, our profitability will decline.

WE NEED TO MANAGE INTEGRATION OF OUR ACQUISITIONS TO MAINTAIN PROFITABILITY.

In fiscal 1998 and 1999, we completed acquisitions of manufacturing assets and facilities from Ericsson, NCR, IBM, Mitsubishi and Trimble Navigation Limited and acquired all of the capital stock of Sequel, Inc. For the first half of fiscal 2000, we completed the asset acquisition of IBM's Netfinity server operations in Greenock, Scotland, acquired IBM Canada's NULOGIX Technical Services, Inc. subsidiary in Vaughan, Canada, in its entirety, and completed the acquisition of SMART Modular Technologies, Inc which was accounted for as a pooling of interests. On March 1, 2000, we acquired the complex systems manufacturing assets of Ericsson's telecommunications infrastructure equipment operations in Longuenesse, France, and Ostersund, Sweden. On March 31, 2000, we completed the acquisition of Alcatel's manufacturing business in Aguadilla, Puerto Rico. On April 6, 2000, we announced the completion of acquisition for the manufacturing assets of Premisys Communications, Inc., a wholly owned subsidiary of Zhone Technologies, Inc. We also continue to evaluate acquisition opportunities and may pursue additional acquisitions over time. These acquisitions involve risks, including:

- Integration and management of the operations;

- Retention of key personnel;

- Integration of purchasing operations and information systems;

- Management of an increasingly larger and more geographically disparate business; and

- Diversion of management's attention from other ongoing business concerns.

Our profitability will suffer if we are unable to successfully integrate and manage recent acquisitions, as well as any future acquisitions that we might pursue, or if we do not achieve sufficient revenue to offset the increased expenses associated with these acquisitions.

OUR NON-U.S. LOCATIONS ARE A SIGNIFICANT AND GROWING PORTION OF OUR NET SALES; WE ARE INCREASINGLY EXPOSED TO RISKS ASSOCIATED WITH OPERATING INTERNATIONALLY.

In fiscal 1999, approximately 36% of net sales came from sites outside the United States. As a result of our foreign sales and facilities, our operations are subject to a variety of risks that are unique to international operations, including the following:

- Adverse movement of foreign currencies against the U.S. dollar in which our results are reported;

- Import and export duties, and value added taxes;

- Import and export regulation changes that could erode our profit margins or restrict exports;

- Potential restrictions on the transfer of funds;

- Inflexible employee contracts in the event of business downturns; and

- The burden and cost of compliance with foreign laws.

In addition, we have operations in several locations in emerging or developing economies that have a potential for higher risk. The risks associated with these economies include but are not limited to currency volatility, and other economic or political risks. In the future, these factors may harm our results of operations. Solectron locations in emerging or developing economies include Mexico, Brazil, China, Malaysia and Romania. As of August 31, 1999, we recorded $87.5 million in cumulative foreign exchange translation losses on our balance sheet which was primarily due to the devaluation of the Brazilian real. While, to date, these factors have not had a significant adverse impact on our results of operations, we cannot assure that there will not be such an impact. Furthermore, while we may adopt measures to reduce the impact of losses resulting from volatile currencies and other risks of doing business abroad, we cannot assure that such measures will be adequate.

The Malaysian government adopted currency exchange controls, including controls on its currency, the ringgit, held outside Malaysia, and established a fixed exchange rate for the ringgit against the U.S. dollar. The fixed exchange rate provides a stable rate environment when applied to local expenses denominated in ringgit. The long-term impact of such controls is not predictable due to dynamic economic conditions that also affect or are affected by other regional or global economies.

We have been granted a tax holiday which is effective through January 31, 2002, subject to some conditions, for our Malaysian sites. We have also been granted various tax holidays in China. These tax holidays are effective for various terms and are subject to some conditions. It is possible that the current tax holidays will be terminated or modified or that future tax holidays that Solectron may seek will not be granted. If the current tax holidays are terminated or modified, or if additional tax holidays are not granted in the future, Solectron's effective income tax rate would likely increase.

WE ARE EXPOSED TO FLUCTUATIONS IN THE EXCHANGE RATES OF FOREIGN CURRENCY.

We do not use derivative financial instruments for speculative purposes. Our policy is to hedge our foreign currency denominated transactions in a manner that substantially offsets the effects of changes in foreign currency exchange rates. Presently, we use foreign currency borrowings and foreign currency forward contracts to hedge only those currency exposures associated with certain assets and liabilities denominated in non functional currencies. Corresponding gains and losses on the underlying transaction generally offset the gains and losses on these foreign currency hedges.

As of August 31, 1999, all of the foreign currency hedging contracts were scheduled to mature in less than three months and there were no material deferred gains or losses. In addition, our international operations in some instances act as a natural hedge because both operating expenses and a portion of sales are denominated in local currency. In these instances, including our current experience involving the devaluation of the Brazilian real, although an unfavorable change in the exchange rate of a foreign currency against the U.S. dollar will result in lower sales when translated to U.S. dollars, operating expenses will also be lower in these circumstances. Also, since less than 10% of Solectron's net sales are denominated in currencies other than the U.S. dollar, we do not believe our total exposure to be significant.

Solectron has currency exposures arising from both sales and purchases denominated in currencies other than the functional currency of Solectron sites. Fluctuations in the rate of exchange between the currency of the exposure and the functional currency of the Solectron site could seriously harm our business, operating results and financial condition. For example, if there is an increase in the rate at which a foreign currency is exchanged for U.S. dollars, it will require more of the foreign currency to equal a specified amount of U.S. dollars than before the rate increase. In such cases, and if we price our products and services in the foreign currency, we will receive less in U.S. dollars than we did before the rate increase went into effect. If we price our products and services in U.S. dollars and competitors price their products in local currency, an increase in the relative strength of the U.S. dollar could result in our prices being uncompetitive in markets where business is transacted in the local currency.

WE ARE EXPOSED TO FLUCTUATIONS IN INTEREST RATES.

The primary objective of our investment activities is to preserve principal, while at the same time, maximize yields without significantly increasing risk. To achieve this objective, we maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including both government and corporate obligations, certificates of deposit and money market funds. As of August 31, 1999, approximately 93% of our total portfolio was scheduled to mature in one year or less, with the remainder maturing in less than two years. See Note 2 of Notes to Consolidated Financial Statements.


The following table presents the amounts of our cash equivalents and short-term investments that are subject to interest rate risk by year of expected maturity and weighted average interest rates as of August 31, 1999:

                                   2000      2001     Total    Fair Value
                                 --------  --------  --------  ----------
                                         (dollars in millions)
Cash equivalents and short-
  term investments              $1,326.4   $111.4    $1,437.8    $1,437.8
Average interest rates              5.25%    5.39%

We have entered into an interest rate swap transaction under which we pay a fixed rate of interest hedging against the variable interest rates charged by the lessor for the facility lease at Milpitas, California. The interest rate swap expires in the year 2002, which coincides with the maturity date of the lease term. As we intend to hold the interest rate swap until the maturity date, we are not subject to market risk. In fact, such interest rate swap has fixed the interest rate for the facility lease, thus reducing interest rate risk.

Solectron's long-term debt instruments are subject to fixed interest rates. In addition, the amount of principal to be repaid at maturity is also fixed. In the case of the convertible notes, such notes are based on fixed conversion ratios into common stock. Therefore, we are not exposed to variable interest rates related to our long-term debt instruments.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS; AND WE COULD BECOME INVOLVED IN INTELLECTUAL PROPERTY DISPUTES.

Our ability to effectively compete may be affected by our ability to protect our proprietary information. We hold a number of patents and other license rights. These patent and license rights may not provide meaningful protection for our manufacturing processes and equipment innovations. On June 23, 1999, Solectron was served, along with 87 other companies including SMART Modular Technologies, Inc., as a defendant in a lawsuit brought by the Lemelson Medical, Education & Research Foundation. The lawsuit alleges that Solectron has infringed certain of the plaintiff's patents relating to machine vision and bar code technology. Solectron believes it has meritorious defenses to these allegations and does not expect that this litigation will result in a material impact on its financial condition or results of operations. In the semiconductor, computer, telecommunications and networking industries, companies receive notices from time to time alleging infringement of patents, copyrights, or other intellectual property rights or others. We are currently being sued by a party who alleges that certain of our technology solutions business' communications card products have infringed and continue to infringe upon the party's intellectual property rights. Moreover, we have been and may from time to time continue to be notified of claims that we may be infringing patents, copyrights or other intellectual property rights owned by other third parties. The current litigation or any other litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations. In the future, third parties may assert infringement claims against Solectron or its customers. In the event of an infringement claim, we may be required to spend a significant amount of money to develop a non-infringing alternative or to obtain licenses. We may not be successful in developing such an alternative or obtaining a license on reasonable terms, if at all. In addition, any such litigation could be lengthy and costly and could harm our financial condition.

FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS COULD HARM OUR BUSINESS.

As a company in the electronics manufacturing services industry, we are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing process. Although we have never sustained any significant loss as a result of non compliance with such regulations, any failure by us to comply with environmental laws and regulations could result in liabilities or the suspension of production. In addition, these laws and regulations could restrict our ability to expand our facilities or require us to acquire costly equipment or incur other significant costs to comply with regulations.

OUR STOCK PRICE MAY BE VOLATILE DUE TO FACTORS OUTSIDE OF OUR CONTROL.

Our stock price could fluctuate due to the following factors, among others:

- Announcements of operating results and business conditions by our customers;

- Announcements by our competitors relating to new customers or technological innovation or new services;

- Economic developments in the electronics industry as a whole;

- Political and economic developments in countries in which we have operations; and

- General market conditions.

FAILURE TO RETAIN KEY PERSONNEL AND SKILLED ASSOCIATES COULD HURT OUR
OPERATIONS.

Our continued success depends to a large extent upon the efforts and abilities of key managerial and technical associates. Losing the services of key personnel could harm us. Our business also depends upon our ability to continue to attract and retain senior managers and skilled associates. Failure to do so could harm our operations.

OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS AND MAY DEPRESS OUR STOCK PRICE.

Our certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Solectron. These provisions allow us to issue preferred stock with rights senior to those of our common stock and impose various procedural and other requirements that could make it more difficult for our stockholders to effect certain corporate actions.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

See Management's Discussion and Analysis of Financial Condition and Results of Operations for factors related to fluctuations in the exchange rates of foreign currency and fluctuations in interest rates under "Trend and Uncertainties."

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                    Unaudited Quarterly Financial Information

For each fiscal quarter during the two fiscal years ended August 31, 1999 and August 31, 1998 (in millions except percentages and per share data):


                            First      Second       Third      Fourth
1999                       Quarter     Quarter     Quarter     Quarter
-------------------        ---------   ---------   ---------   ---------
Net sales                  $2,203.1    $2,160.4    $2,366.0    $2,628.8
Gross profit               $  205.9    $  210.6    $  235.1    $  259.8
Gross margin                    9.3%        9.7%        9.9%        9.9%
Operating income           $  113.2    $  116.0    $  132.8    $  148.9
Operating margin                5.1%        5.4%        5.6%        5.7%
Net income                 $   76.0    $   78.4    $   90.0    $  103.1
Basic net income
  per share (1)            $   0.15    $   0.15    $   0.16    $   0.18
Diluted net income
 per share  (1)            $   0.14    $   0.14    $   0.16    $   0.18

                            First      Second       Third      Fourth
1998                       Quarter     Quarter     Quarter     Quarter
-------------------       ---------   ---------   ---------   ---------
Net sales                  $1,333.5    $1,362.1    $1,422.4    $1,860.3
Gross profit               $  158.7    $  157.2    $  157.4    $  183.9
Gross margin                   11.9%       11.5%       11.1%        9.9%
Operating income           $   89.4    $   91.9    $   83.8    $  101.6
Operating margin                6.7%        6.8%        5.9%        5.5%
Net income                 $   61.3    $   62.7    $   58.2    $   67.8
Basic net income
  per share (1)            $   0.12    $   0.12    $   0.11    $   0.13
Diluted net income
  per share (1)            $   0.12    $   0.12    $   0.11    $   0.13

(1) Adjusted to reflect two-for-one stock splits through March 8, 2000.

                     SOLECTRON CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (In millions, except per share data)

                                                    As of August 31,
                                                -----------------------
                                                  1999           1998
ASSETS                                          --------       --------
Current assets:
  Cash, and cash equivalents                    $1,428.0       $  300.7
  Short-term investments                           453.6          183.4
  Accounts receivable, less allowances
    Of $6.1 and $4.6, respectively               1,237.9          756.9
  Inventories                                    1,170.1          828.0
  Prepaid expenses and other
    current assets                                 120.9          135.4
                                                --------       --------
    Total current assets                         4,410.5        2,204.4
Net property and equipment                         705.6          496.0
Other assets                                       203.2           76.1
                                                --------       --------
Total assets                                    $5,319.3       $2,776.5
                                                ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt                               $   21.4       $     --
  Accounts payable                               1,013.7          728.5
  Accrued employee compensation                     97.5           81.1
  Accrued expenses                                  44.0           38.6
  Other current liabilities                         70.4           78.6
                                                --------       --------
    Total current liabilities                    1,247.0          926.8
Long-term debt                                     922.6          385.5
Other long-term liabilities                          9.2            3.6
                                                --------       --------
    Total liabilities                            2,178.8        1,315.9
                                                --------       --------
Commitments

Stockholders' equity:
  Preferred stock, $.001 par value; 1.2
    shares authorized; no shares issued               --             --
  Common stock, $.001 par value; 800.0
    shares authorized; 590.3 and 516.3
    shares issued and outstanding,
    respectively, adjusted for stock split
    effective March 8, 2000                          0.3            0.2
  Additional paid-in capital                     2,057.6          643.7
  Retained earnings                              1,171.1          823.7
  Accumulated other comprehensive losses           (88.5)          (7.0)
                                                --------       --------
     Total stockholders' equity                  3,140.5        1,460.6
                                                --------       --------
Total liabilities and stockholders' equity      $5,319.3       $2,776.5
                                                ========       ========

See accompanying notes to consolidated financial statements.

                     SOLECTRON CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In millions, except per share data)


                                           Years Ended August 31,
                                       ------------------------------
                                         1999       1998       1997
                                       --------   --------   --------
Net sales                              $9,358.3   $5,978.3   $4,384.0
Cost of sales                           8,446.9    5,321.1    3,843.6
                                       --------   --------   --------
Gross profit                              911.4      657.2      540.4

Operating expenses:
  Selling, general and
   administrative                         360.0      260.6      210.1
  Research and development                 40.5       29.9       23.5
  Acquisition costs                          -          -         4.0
                                       --------   --------   --------
Operating income                          510.9      366.7      302.8
Interest income                            36.6       32.3       31.2
Interest expense                          (36.4)     (24.8)     (26.8)
                                       --------   --------   --------
Income before income taxes                511.1      374.2      307.2
Income taxes                              163.6      124.2      103.7
                                       --------   --------   --------
Net income                             $  347.5   $  250.0   $  203.5
                                       ========   ========   ========
Net income per share:
  Basic                                $   0.64   $   0.49   $   0.42
  Diluted                              $   0.61   $   0.47   $   0.40
Weighted average number of shares:
  Basic                                   538.9      507.6      485.7
  Diluted                                 575.1      554.1      506.1

See accompanying notes to consolidated financial statements.

                     SOLECTRON CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (In millions)

                                                                                         Accumulated
                                           Common Stock      Additional                     Other         Total
                                       --------------------   Paid-In        Retained   Comprehensive  Stockholders'
                                         Shares     Amount    Capital        Earnings   Income(losses)   Equity
                                       --------    --------  ----------      --------   --------------  --------
Balances as of August 31, 1996            458.6    $    0.1  $  415.1        $  370.2       $    1.7    $  787.1
Net income                                   --          --        --           203.5             --       203.5
Foreign currency translation                 --          --        --              --          (12.4)      (12.4)
Stock issued under stock option
  and employee purchase plans              15.1          --      42.0              --             --        42.0
Stock issued in business
  combination                              24.8          --      24.0              --             --        24.0
Issuance of common stock, net               2.9          --      86.9              --             --        86.9
Repayment of shareholder
  note receivable                            --          --       0.3              --             --         0.3
Tax benefit associated with
  exercise of stock options                  --          --      17.9              --             --        17.9
                                       --------    --------  --------        --------       --------    --------
Balances as of August 31, 1997            501.4         0.1     586.2           573.7          (10.7)    1,149.3
Net income                                   --          --        --           250.0             --       250.0
Foreign currency translation                 --          --        --              --            3.7         3.7
Stock issued under stock option
  and employee purchase plans              15.4         0.1      54.2              --             --        54.3
Issuance of common stock, net               0.1          --       0.9              --             --         0.9
Repayment of shareholder
  Note receivable                            --          --       0.1              --             --         0.1
Repurchase of common stock                 (0.6)         --      (9.2)             --             --        (9.2)
Tax benefit associated with
  exercise of stock options                  --          --      11.5              --             --        11.5
                                       --------    --------  --------        --------       --------    --------
Balances as of August 31, 1998            516.3         0.2     643.7           823.7           (7.0)    1,460.6
Net income                                   --          --        --           347.5             --       347.5
Foreign currency translation                 --          --        --              --          (80.5)      (80.5)
Unrealized loss on investments               --          --        --              --           (1.0)       (1.0)
Stock issued under stock option
  and employee purchase plans              12.6          --      81.5              --             --        81.5
Issuance of common stock dividend            --         0.1        --            (0.1)            --          --
Conversion of long-term debt, net          27.2          --     225.3              --             --       225.3
Issuance of common stock, net of
  issuance costs of $32.5                  34.1          --   1,061.0              --             --     1,061.0
Stock issued in business
  combination                               0.5          --      17.8              --             --        17.8
Repurchase of common stock                 (0.4)         --      (7.1)             --             --        (7.1)
Tax benefit associated with
  exercise of stock options                              --      35.4              --             --        35.4
                                       --------    --------  --------        --------       --------    --------
Balances as of August 31, 1999            590.3    $    0.3  $2,057.6        $1,171.1       $  (88.5)   $3,140.5
                                       ========    ========  ========        ========       ========    ========

                     SOLECTRON CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                  (In millions)


                                                   Years Ended August 31,
                                                 --------------------------
                                                  1999      1998      1997
                                                 ------    ------    ------
Net income                                       $347.5    $250.0    $203.5
Other comprehensive income (loss):
Foreign currency translation adjustments,
 net of income tax benefit of $0.4 in 1999        (80.5)      3.7     (12.4)
Unrealized loss on investments, net of
 income tax benefit of $0.6 in 1999                (1.0)       --        --
                                                 ------    ------    ------
Comprehensive income                             $266.0    $253.7    $191.1
                                                 ======    ======    ======

---------------
Accumulated foreign currency translation losses were $87.5 million at August 31, 1999, $7.0 million at August 31, 1998, and $10.7 at August 31, 1997. For fiscal year 1999, the foreign currency translation loss primarily resulted from the devaluation of the Brazilian real. Most of Solectron's foreign currency translation adjustment amounts relate to investments which are permanent in nature. To the extent that such amounts relate to investments which are permanent in nature, no adjustment for income taxes is made. Accumulated unrealized losses on investments were $1.0 million at August 31, 1999.

                     SOLECTRON CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In millions)

                                            Years Ended August 31,
                                      ---------------------------------
                                         1999        1998        1997
                                      ---------   ---------   ---------
Cash flows from operating activities:
  Net income                           $ 347.5    $  250.0     $ 203.5
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Depreciation and amortization        197.2       133.8       109.7
    Non-cash interest                     18.5          -           -
    Tax benefit associated with the
     exercise of stock options            35.4        11.5        17.9
    Gain on disposal of fixed assets      (4.9)       (2.3)         -
    Other                                  5.3        (0.7)       (6.9)
    Changes in operating assets
     and liabilities:
      Accounts receivable               (490.7)     (244.9)     (109.0)
      Inventories                       (338.8)     (164.9)     (115.9)
      Prepaid expenses and other
       current assets                     16.7       (38.0)      (62.0)
      Accounts payable                   282.6       226.3       142.9
      Accrued expenses and other
       current liabilities                11.2        42.7        37.7
                                      ---------   ---------   ---------
Net cash provided by
  operating activities                    80.0       213.5       217.9
                                      ---------   ---------   ---------
Cash flows from investing activities:
  Purchases of short-term investments   (598.0)     (244.9)     (310.8)
  Sales and maturities of short-term
   investments                           327.8       358.1       204.4
  Acquisition of manufacturing
   locations                            (140.9)     (174.9)         -
  Capital expenditures                  (443.3)     (277.7)     (205.3)
  Proceeds from sales of fixed
   assets                                 41.7        60.4        11.5
  Other                                  (31.6)      (14.4)       16.6
                                      ---------   ---------   ---------
Net cash used in investing activities   (844.3)     (293.4)     (283.6)
                                      ---------   ---------   ---------

  (continued)

                     SOLECTRON CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
                                  (In millions)

                                                      Years Ended August 31,
                                              ------------------------------------
                                                1999           1998         1997
                                              --------       --------     --------
Cash flows from financing activities:
  Net proceeds from bank lines of credit          21.4             --           --
  Net proceeds from issuance of
   long-term debt                                732.1             --           --
  Repayments of long-term debt                    (1.4)          (2.2)        (4.6)
  Repurchase of common stock                      (7.1)          (9.2)          --
  Proceeds from exercise of stock
   options                                        81.5           54.2         42.0
  Net proceeds from issuance of
   common stock                                1,061.0            0.9         86.9
  Other                                           (0.5)          (2.1)          --
                                              --------       --------     --------
Net cash provided by financing
  activities                                   1,887.0           41.6        124.3
                                              --------       --------     --------

Effect of exchange rate changes on
  cash and cash equivalents                        4.6            2.6         (3.5)
                                              --------       --------     --------
Net increase (decrease) in cash
  and cash equivalents                         1,127.3          (35.7)        55.1
Cash and cash equivalents at
  beginning of year                              300.7          336.4        281.3
                                              --------       --------     --------
Cash and cash equivalents at
  end of year                                 $1,428.0       $  300.7     $  336.4
                                              ========       ========     ========
Cash paid:
  Interest                                    $   26.5       $   25.1     $   38.5
  Income taxes                                $  114.3       $   93.6     $  108.6

Non cash investing and financing
 activities:
  Issuance of common stock upon
   conversion of long-term debt, net          $  225.4       $     --     $     --
  Issuance of common stock for
   business combination, net
   of cash acquired                           $   14.7       $     --     $   24.0

See accompanying notes to consolidated financial statements.

                     SOLECTRON CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Description of Operations and Principles of Consolidation: Solectron (the Company) provides integrated supply chain solutions that span the entire product life cycle, including technology, manufacturing and global services. The Company's primary services include the manufacturing and testing of PCB assemblies as well as system level assembly and testing. In addition, the Company designs, manufactures and markets memory modules, flash memory cards, high performance embedded computer modules and systems and I/O product solutions primarily to the computer, networking, telecommunications and medical imaging industries. The Company also provides materials procurement and materials management in support of its manufacturing, assembly and testing services. In addition, the Company's services include preproduction planning such as product design and product prototyping; distribution; and end-of-life product services involving product repair and warranty services. The Company has manufacturing operations located in the Americas, Europe and Asia.

The accompanying consolidated financial statements include the accounts of Solectron and its subsidiaries after elimination of intercompany accounts and transactions.

On November 30, 1999, Solectron acquired SMART Modular Technologies, Inc. (SMART). Each share of SMART common stock was exchanged for 0.51 of a share of Solectron common stock. Solectron issued approximately 47.6 million shares of Solectron common stock. The acquisition was accounted for as a pooling of interests. Accordingly, the Company's historical financial statements have been restated retroactively to include the financial results of SMART. SMART's fiscal year was from November 1 to October 31. SMART's results of operations for the years ended October 31, 1999, 1998 and 1997 have been combined with Solectron's results of operations for the years ended August 31, 1999, 1998 and 1997, respectively. In addition, SMART's balance sheets as of October 31, 1999 and 1998 have been combined with Solectron's balance sheets as of August 31, 1999 and 1998, respectively. Since the fiscal years for Solectron and SMART differed, SMART changed its fiscal year end to coincide with Solectron's beginning in fiscal 2000. As SMART's results of operations from September 1, 1999 to October 31, 1999 are included in SMART's 1999 fiscal year end results as well as in its first quarter of fiscal 2000, net income for such period will be recorded as an adjustment to retained earnings. The restated financial information includes certain adjustments for the elimination of net sales, cost of sales and income taxes related to shipments by SMART to Solectron as well as for certain reclassifications to conform with Solectron's financial statement presentation. There were no adjustments necessary to conform the accounting policies of the combining companies.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Cash Equivalents and Short-Term Investments: Cash equivalents are highly liquid investments purchased with an original maturity of less than three months. Short-term investments are investment grade short-term debt instruments with original maturities greater than three months.

Solectron accounts for its investments in debt and equity securities pursuant to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Investments in debt securities are classified as "available-for-sale." Such investments are recorded at fair value as determined from quoted market prices, and the cost of securities sold is determined based on the specific identification method. If material, unrealized gains or losses are reported as a component of comprehensive income or loss, net of related tax effect.

(c) Inventories: Inventories are stated at the lower of weighted average cost or market.

(d) Property and Equipment: Property and equipment are recorded at cost. Depreciation and amortization are computed based on the shorter of the estimated useful lives or the related lease terms, using the straight-line method. Estimated useful lives are presented below.

     Machinery and equipment                           2 - 5 years
     Furniture and fixtures                            3 - 5 years
     Leasehold improvements                            Lease term
     Buildings*                                        15-20 years

*Useful lives for buildings in China and Scotland are 30 years and 50 years, respectively.

(e) Other Assets: Other assets consist of intangible assets, including intellectual property rights, goodwill and debt issuance costs. Intangible assets are amortized using the straight-line method, over the expected life of the asset - ten years for intellectual property rights and goodwill. Debt issuance costs related to the zero-coupon convertible senior notes are amortized using the effective interest method over seven years. Debt issuance costs related to the senior notes are amortized using the straight-line method, which does not differ materially from the effective interest method, over the debt term of ten years.

(f) Impairment of Long-Lived Assets: Solectron reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison to its carrying amount, including the unamortized portion of goodwill allocated to the property and equipment, to future net cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment, including the allocated goodwill, if any, exceeds its fair market value. Solectron assesses the recoverability of enterprise-level goodwill by determining whether the unamortized goodwill balance can be recovered through undiscounted future net cash flows of the acquired operation. The amount of enterprise-level goodwill impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Company's average cost of funds. To date, no adjustments to the carrying value of the Company's long-lived assets have been required.

(g) Income Taxes: Solectron uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When necessary, a valuation allowance is recorded to reduce tax assets to an amount for which realization is more likely than not. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

(h) Net Income Per Share: Basic net income per share is calculated using the weighted-average number of common shares outstanding during the period. Diluted net income per share is calculated using the weighted-average number of common shares plus dilutive potential common shares outstanding during the period. Potential common shares consist of stock options that are computed using the treasury stock method and shares issuable upon conversion of Solectron's outstanding convertible notes computed using the as-if-converted method. Share and per-share data presented reflect the two-for-one stock splits effective through March 8, 2000.

(i) Revenue Recognition: Solectron recognizes revenue upon shipment of product to its customers.

(j) Employee Stock Plans: Solectron accounts for its stock option plans and its Employee Stock Purchase Plan using the intrinsic value method.

(k) Foreign Currency: For foreign subsidiaries using the local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expenses are translated at average exchange rates. The effects of these translation adjustments are reported in other comprehensive income. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and remeasurement adjustments for foreign operations where the U.S. dollar is the functional currency are included in income. To date, the effect of such amounts on net income has not been material.

(l) Derivatives: Gains and losses on foreign currency forward exchange contracts designated as hedges of assets and liabilities are included in income concurrently with the offsetting losses and gains on the related balance sheet items. Gains and losses on hedges of firm commitments are deferred and included in the basis of the transaction when it occurs.

(m) Year End: Solectron's financial reporting year ends on the last Friday in August. Fiscal years 1999, 1998 and 1997 each contained 52 weeks. For purposes of presentation in the accompanying financial statements and notes, Solectron has indicated its accounting years as ending on August 31.

Solectron's subsidiaries, Solectron Texas, Inc. (Texas) and Solectron Brasil, Ltda. (Brazil), report their results one month in arrears. Solectron's consolidated financial position as of August 31, 1999 and 1998, include the financial position of the Texas and Brazil operations as of July 31, 1999 and 1998. Similarly, Solectron's consolidated results of operations and cash flows for the years ended August 31, 1999 and 1998, include the results of operations and cash flows of the Texas and Brazil operations for the twelve-month periods ended July 31, 1999 and 1998. Solectron's consolidated results of operations and cash flows for the year ended August 31, 1997, include the results of operations and cash flows of the Texas operation for the twelve-month period ended July 31, 1997.

(n) Recent Accounting Pronouncements: Effective in the first quarter of fiscal 1999, Solectron adopted Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Reporting Comprehensive Income," which requires the Company to report and display certain information related to comprehensive income. Comprehensive income includes net income and other comprehensive income. Other comprehensive income is classified separately into foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. The adoption of SFAS No. 130 had no impact on Solectron's financial position, results of operations or cash flows.

Effective in the first quarter of fiscal 1999, Solectron adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and for determining when specific costs should be capitalized and when they should be expensed. The impact of adopting SOP 98-1 was not significant to Solectron's financial position, results of operations or cash flows.

In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. Solectron expects that the adoption of SOP 98-5 will not have a material impact on its financial position, results of operations or cash flows.

In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal years beginning after June 15, 2000. The statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company does not expect the adoption of SFAS No. 137 to have a material effect on the Company's consolidated financial statements. Solectron will adopt SFAS No. 133 in the first quarter of fiscal 2001.

In December 1999, the Securities and Exchange Commission issued SAB No. 101, "Revenue Recognition in Financial Statements," which will be effective for the Company in the first quarter of fiscal 2001. The Company is currently analyzing this statement.

(o) Reclassifications: Certain prior year amounts have been reclassified to conform to the 1999 presentation.

NOTE 2. CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Cash, cash equivalents and short-term investments as of August 31, 1999, and 1998, consisted of the following:

                                        Cash and Cash        Short-Term
                                         Equivalents         Investments
                                         -----------         -----------
                                                  (in millions)
1999
--------------------------
Cash                                      $  229.5            $     --
Money market funds                           119.7                 0.7
Certificates of deposit                       55.1                38.8
Market auction securities                     33.5                39.1
U.S. government securities                   603.9               274.4
Corporate obligations                        313.9               100.6
Other                                         72.4                  --
                                          --------            --------
  Total                                   $1,428.0            $  453.6
                                          ========            ========
1998
--------------------------
Cash                                      $  132.9            $     --
Money market funds                            74.2                  --
Certificates of deposit                        0.1                11.4
Market auction securities                     10.7                28.7
U.S. government securities                    52.0               118.2
Corporate obligations                          6.0                17.5
Municipal obligations                          5.4                  --
Other                                         19.4                 7.6
                                          --------            --------
  Total                                   $  300.7            $  183.4
                                          ========            ========

Short-term investments are carried at fair market value, which approximates cost. As of August 31, 1999 and 1998, unrealized gains and losses were not significant. Realized gains and losses for the fiscal years ended August 31, 1999 and 1998 were not significant. As of August 31, 1999, approximately 93% of Solectron's short-term investments mature in one year or less, with the remainder maturing in less than two years.

NOTE 3. INVENTORIES

Inventories as of August 31, 1999 and 1998, consisted of:

                                             1999             1998
                                           --------         --------
                                                 (in millions)
     Raw materials                         $   841.2        $  601.5
     Work-in-process                           232.6           175.6
     Finished goods                             96.3            50.9
                                            --------        --------
       Total                                $1,170.1        $  828.0
                                            ========        ========

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment as of August 31, 1999 and 1998, consisted of:

                                              1999             1998
                                            --------         --------
                                                  (in millions)
     Land                                   $   24.3         $   23.1
     Buildings and improvements                136.0             94.0
     Leasehold improvements                     61.4             46.6
     Factory equipment                         743.3            574.5
     Computer equipment and software           167.2             91.1
     Furniture, fixtures and other              44.4             36.6
     Construction-in-progress                   93.2             59.3
                                             -------          -------
                                             1,269.8            925.2
     Less accumulated depreciation
      and amortization                         564.2            429.2
                                             -------          -------
     Net property and equipment             $  705.6         $  496.0
                                            ========         ========

NOTE 5. LINES OF CREDIT

Solectron has available a $100 million unsecured multicurrency revolving line of credit that expires April 30, 2002. Borrowings under the credit facility bear interest, at Solectron's option, at either the bank's prime rate, the London interbank offering rate (LIBOR) plus a margin, or the bank's certificate of deposit (CD) rate plus a margin. The margin under the LIBOR or CD rate options will vary depending on Solectron's Standard & Poor's Corporation and/or Moody's Investor Services, Inc. rating for its long-term senior unsecured debt. This margin was 0.4% at August 31, 1999. Under the credit agreement, the Company must meet certain financial covenants. As of August 31, 1999 and 1998, there were no borrowings outstanding under this line of credit.

In May 1999, Solectron entered into a new unsecured revolving bank line of credit agreement that expires in May 2000. Borrowings under this agreement are limited to $30 million and bear interest at either one percent below the bank's prime rate or a 1% spread over LIBOR, at Solectron's option. Solectron is required to maintain specified levels of tangible net worth and comply with certain other covenants related to this line of credit. As of August 31, 1999, no borrowings were outstanding under this agreement.

Solectron also has approximately $127 million in uncommitted foreign lines of credit and other bank facilities. Borrowings are payable on demand. The interest rates range from the bank's prime lending rate to the bank's prime rate plus 2.0%. As of August 31, 1999, borrowings and guaranteed amounts under these lines of credit were $41 million, which had a weighted-average interest rate of 5.1% per annum.

Solectron had an asset securitization arrangement with a bank under which it might sell up to $220 million of eligible accounts receivable. There were no borrowings outstanding under this arrangement as of August 31, 1999. The securitization arrangement, at Solectron's discretion, was not renewed upon its expiration in September 1999.

NOTE 6. LONG-TERM DEBT

Long-term debt at August 31, 1999 and 1998, consisted of (in millions):

                                                   1999         1998
                                                 --------     --------
Zero coupon convertible senior notes
  due 2019, face value $1,656.0,
  fair value of $1,029.9 in 1999                  $767.6           --
6% subordinated notes due 2006, face value
  $230.0, fair value of $333.5 in 1998
  converted into 27.2 shares of common stock          --       $230.0
7 3/8% senior notes due 2006, face value
  $150.0, fair value of $143.8 in 1999
  and $157.7 in 1998                               149.8        149.8
Other, fair value of $5.2 in 1999 and
  $5.7 in 1998                                       5.2          5.7
                                                  ------       ------
 Total long-term debt                             $922.6       $385.5
                                                  ======       ======

In January 1999, Solectron issued 1,656,000 zero coupon convertible senior notes to qualified institutional investors in a private placement at an issue price of $452.89 per note which resulted in gross proceeds of approximately $750 million. These notes are unsecured and unsubordinated indebtedness with a maturity value aggregating $1.656 billion. There will be no interest payment prior to maturity. Each note has a yield of 4% with a maturity value of $1,000 on January 27, 2019. Solectron is amortizing the issue discount using the effective interest method over the term of the notes. Each note is convertible at any time by the holder at a conversion rate of 14.944 shares per note, adjusted for the two-for-one stock splits effective through March 8, 2000. Holders may require Solectron to purchase all or a portion of their notes on January 27, 2002, and January 27, 2009, at a price of $510.03 and $672.97 per note, respectively. Also, each holder may require Solectron to repurchase all or a portion of such holder's notes upon a change in control of Solectron occurring on or before January 27, 2002. Solectron, at its option, may redeem all or a portion of the notes at any time on or after January 27, 2003. In addition, Solectron filed with the Securities Exchange Commission a registration statement for resales of the notes and the common stock issuable upon conversion. Such registration statement was declared effective in June 1999.

In February 1996, Solectron issued convertible subordinated notes for an aggregate principal amount of $230 million. The notes were in denominations of and had a maturity value of $1,000 each, payable on March 1, 2006. Interest was payable semiannually at 6%. Each note was convertible at any time by the holder into shares of common stock at a conversion price of $33.80 per share as adjusted for the two-for-one stock splits through March 8, 2000. The notes were redeemable at the option of Solectron beginning on March 3, 1999. During February and March 1999, all of the convertible subordinated notes were voluntarily converted into shares of common stock.

In March 1996, Solectron issued $150 million aggregate principal amount of senior notes. These notes are in denominations of and have a maturity value of $1,000 each and are due on March 1, 2006. Interest is payable semiannually at a rate of 7 3/8% per annum. The notes may not be redeemed prior to maturity.

NOTE 7. FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The fair value of Solectron's cash, cash equivalents, accounts receivable and accounts payable approximates the carrying amount due to the relatively short maturity of these items. The fair value of Solectron's short term investments (see Note 2) is determined based on quoted market prices. The fair value of Solectron's long-term debt (see Note 6) is determined based on broker trading prices.

Derivatives

Solectron enters into forward exchange contracts to hedge foreign currency exposures on a continuing basis for periods consistent with its committed exposures. These transactions generally do not expose Solectron to risk of accounting loss because gains and losses on these contracts offset losses and gains on the assets, liabilities and transactions being hedged. The counterparties to these contracts expose Solectron to credit related losses in the event of nonperformance. However, the counterparties to these contracts are substantial and creditworthy multinational commercial banks. The risk of counterparty nonperformance associated with these contracts is remote. Since these contracts generally have maturities of less than three months, the amounts of unrealized gains and losses are immaterial. Foreign currency forward exchange contracts outstanding totaled $66.0 million at the end of fiscal year 1999 and $31.3 million at the end of fiscal year 1998. These contracts were originated by Solectron's international subsidiaries primarily for the purchase and sale of European currencies, U.S. dollar, Malaysian ringgit and Japanese yen to mitigate foreign currency exposures.

Business and Credit Concentrations

Financial instruments that potentially subject Solectron to concentrations of credit risk consist of cash, cash equivalents, short-term investments and trade accounts receivable. Solectron's cash, cash equivalents and short-term investments are managed by recognized financial institutions which follow the Company's investment policy. Such investment policy limits the amount of credit exposure in any one issue and the maturity date of the investment securities that typically comprise investment grade short-term debt instruments. Concentrations of credit risk in accounts receivable resulting from sales to major customers are discussed in Note 13. Solectron generally does not require collateral for sales on credit. The Company also closely monitors extensions of credit and has not experienced significant credit losses in the past.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Solectron leases various facilities under operating lease agreements. The facility leases outstanding as of August 31, 1999 expire at various dates through 2008. All such leases require Solectron to pay property taxes, insurance and normal maintenance costs. Payments of some leases are periodically adjusted based on LIBOR rates. Certain leases for Solectron's facilities, including Milpitas and San Jose, California; Everett, Washington; Suwanee, Georgia; and Columbia, South Carolina, provide Solectron with an option at the end of the lease term of either acquiring the property at its original cost or arranging for the property to be acquired. For these leases, Solectron is contingently liable under a first loss clause for a decline in market value of such leased facilities up to 85% of the original costs, or approximately $129 million in total as of August 31, 1999, in the event Solectron does not purchase the properties or reach an agreement with the lessor to extend the lease at the end of the respective lease terms. Under such agreements, the Company must also maintain compliance with financial covenants similar to its credit facilities. During September 1999, Solectron entered into another similar facility lease for Milpitas, California, under which the Company is contingently liable up to an additional amount of approximately $21 million for a decline in market value.

In addition, Solectron periodically enters into lease arrangements with third-party leasing companies under which it sells fixed assets and leases them back from the leasing companies. Solectron is accounting for these leases as operating leases.

Future minimum payments related to lease obligations, including the $129 million contingent liability discussed above, are $68.1 million, $54.5 million, $90.9 million, $58.4 million and $68.7 million in each of the years in the five-year period ending August 31, 2004, and an aggregate $4.6 million for periods after that date. Rent expense was $85.0 million, $34.9 million and $24.3 million for the years ended August 31, 1999, 1998 and 1997, respectively.

The Company and certain of its officers and directors have been named as defendants in six securities class action lawsuits filed in the United States District Court for the Northern District of California, Boren v. SMART Modular Technologies, Inc., et al., No. C 98 20692 JW (PVT) (filed July 1, 1998), Woszczak v. SMART Modular Technologies, Inc., et al., No. C 98 2617 JL (filed July 2, 1998), Bisson v. SMART Modular Technologies, Inc., et al.,
No. C 98 20714 JF (filed July 8, 1998), D'Amato v. SMART Modular Technologies, Inc., et al., No. C 98 2804 PJH (filed July 16, 1998), Cha v. SMART Modular Technologies, Inc., et al., No. C 98 2833 BZ (filed July 17, 1998) and Chang v. SMART Modular Technologies, Inc., et al., No. C 98 3151 SI (filed August 13,
1998) (collectively, the "Federal Actions"). The plaintiffs in the Federal Actions allege that defendants made material misrepresentations and omissions during the period from July 1, 1997 through May 21, 1998 in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The Federal Actions were consolidated on October 9, 1998, and a consolidated complaint was filed on November 30, 1998 (the "Federal Complaint").

On October 22, 1998, a putative securities class action lawsuit, captioned Reagan v. SMART Modular Technologies, Inc., et al., Case No. H204162-5 (the "State Complaint"), was filed against the Company and certain of its officers and directors in the Superior Court of the State of California, County of Alameda. The State Complaint alleges violations of Sections 25400 and 25500 of the California Corporations Code and seeks unspecified damages on behalf of a purported class of purchasers of SMART common stock during the period from July 1, 1997 through May 21, 1998. The factual allegations of the State Complaint are nearly identical to the factual allegations contained within the Federal Complaint. On February 22, 1999, the Superior Court granted SMART's motion to stay the state action pending resolution of the federal action.

While the Company believes that all claims related to the state and federal securities actions are without merit and intends to defend itself vigorously against these actions, it is possible that an unfavorable outcome may result. The Company is unable to estimate the financial impact, if any, of these cases. Accordingly, no amounts have been accrued in the accompanying financial statements.

NOTE 9. RETIREMENT PLANS

Solectron has various retirement plans that cover a significant number of its associates. The major plans are defined contribution plans, which provide retirement benefits in return for services rendered, provide an individual account for each participant, and have terms that specify how contributions to the participant's account are to be determined rather than the amount of retirement benefits the participant is to receive. Contributions to these plans are based on varying percentages of each participant's base salary. Solectron's expense for the defined contribution plans totaled $9.9 million, $4.7 million and $3.1 million in 1999, 1998 and 1997, respectively.
































NOTE 10. INCOME TAXES

The components of income taxes for the fiscal years ended August 31, 1999, 1998 and 1997, were as follows (in millions):

                                       1999         1998         1997
                                      ------       ------       ------
     Current:
       Federal                        $ 81.5       $ 90.2       $ 75.7
       State                            15.2         16.4         14.4
       Foreign                          28.1         19.6          7.5
                                      ------       ------       ------
                                       124.8        126.2         97.6
                                      ------       ------       ------
     Deferred:
       Federal                          (3.1)        (7.9)       (10.4)
       State                             1.4         (1.8)        (1.4)
       Foreign                           5.1         (3.8)          --
                                      ------       ------       ------
                                         3.4        (13.5)       (11.8)
                                      ------       ------       ------
     Charge in lieu of taxes
       attributable to employee
       stock plans                      35.4         11.5         17.9
                                      ------       ------       ------
           Total                      $163.6       $124.2       $103.7
                                      ======       ======       ======

The overall effective income tax rate (expressed as a percentage of financial statement income before income taxes) varied from the U.S. statutory income tax rate for the fiscal years ended August 31, 1999, 1998 and 1997, as follows:

                                          1999         1998       1997
                                        -------      -------     ------
     Federal tax rate                     35.0%        35.0%      35.0%
     State income tax, net of federal
      tax benefit                          2.9          3.2        3.1
     Income of international
      subsidiaries taxed at different
      rates                                0.1         (1.0)      (0.9)
     Tax holiday                          (5.9)        (5.7)      (3.0)
     Tax credits                          (0.1)        (0.1)      (0.4)
     Tax exempt interest income           (0.3)        (0.4)      (0.2)
     FSC benefit                          (0.1)        (0.1)      (0.1)
     Other                                 0.4          2.3        0.3
                                          ----         ----       ----
     Effective income tax rate            32.0%        33.2%      33.8%
                                          ====         ====       ====

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities as of August 31, 1999 and 1998, were as follows (in millions):

                                         1999        1998
                                        -----       -----
Deferred tax assets:
 Accruals, allowances and reserves      $16.5       $21.8
 State income tax                         5.4         7.1
 Acquired intangible assets               3.3         1.9
 Net undistributed profits of
  subsidiaries                            2.8         2.2
 Plant and equipment                      4.1         5.9
 Net operating loss carryover             7.8         0.6
 Other                                    5.2         3.7
                                        -----       -----
Total deferred tax assets                45.1        43.2
                                        -----       -----
Deferred tax liabilities:
 Depreciation                            (3.3)       (0.5)
 Other                                   (2.7)       (0.3)
                                        -----       -----
Total deferred tax liabilities           (6.0)       (0.8)
                                        -----       -----
Net deferred tax assets                 $39.1       $42.4
                                        =====       =====

Based on Solectron's historical operating income, management believes it is more likely than not that the Company will realize the benefit of the deferred tax assets recorded. Accordingly, Solectron has not established any valuation allowance.

Worldwide income before income taxes for the fiscal years ended August 31, 1999, 1998 and 1997, consisted of the following (in millions):

                                        1999        1998        1997
                                       ------      ------      ------
     U.S.                              $347.0      $277.4      $262.8
     Non-U.S.                           164.1        96.8        44.4
                                       ------      ------      ------
        Total                          $511.1      $374.2      $307.2
                                       ======      ======      ======

Cumulative undistributed earnings of the international subsidiaries amounted to $374.6 million as of August 31, 1999, of which approximately $351.7 million is intended to be permanently reinvested. The amount of income tax liability that would result had such earnings been repatriated is estimated to be approximately $82.2 million.

Solectron has been granted a tax holiday for its Malaysian sites which is effective through January 31, 2002, subject to certain conditions. Solectron has also been granted various tax holidays in China, which are effective for various terms and are subject to certain conditions.


NOTE 11. STOCKHOLDERS' EQUITY

Issuance of Common Stock

In August 1999, Solectron sold, through an underwritten public offering, 34.1 million shares of common stock which generated net proceeds of approximately $1.1 billion.

Stock Repurchase

During fiscal 1999, the Company repurchased approximately 454,000 shares of its common stock in the open market at an average purchase price of $15.75 per share and a total cost of approximately $7.1 million. During fiscal 1998, the Company repurchased approximately 632,000 shares of its common stock in the open market at an average purchase price of $14.50 per share and a total cost of approximately $9.2 million. As of August 31, 1999, all shares repurchased by the Company had been reissued pursuant to the exercise of stock options previously granted to employees from the Company's various stock plans.

Stock Split


Effective February 24, 1999 and March 8, 2000, Solectron completed two-for-one stock splits effected as stock dividends. All references to share and per share data have been retroactively adjusted to reflect the stock splits.

Pro Forma Fair Value Disclosures

Solectron accounts for its employee stock plans, which consist of fixed stock option plans and an Employee Stock Purchase Plan, using the intrinsic value method under APB No. 25. No compensation expense related to these plans has been recognized in the Company's financial statements. The table below sets out the pro forma amounts of net income and net income per share that would have resulted for the fiscal years ended August 31, 1999, 1998 and 1997, if Solectron accounted for its employee stock plans under the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

                                      1999          1998          1997
                                    --------      --------      --------
                                    (in millions, except per share data)
     Net income      As reported     $347.5        $250.0        $203.5
                     Pro forma       $311.5        $220.8        $189.1

     Net income per share:
     Basic           As reported      $0.64         $0.49         $0.42
                     Pro forma        $0.58         $0.43         $0.39

     Diluted         As reported      $0.61         $0.47         $0.40
                     Pro forma         0.55         $0.42         $0.37

For purposes of computing pro forma net income, the fair value of each option grant and Employee Stock Purchase Plan purchase right is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to value the option grants and purchase rights are stated below.


                           1999              1998              1997
                       ------------      ------------     -------------
Expected life of
 options               3 to 5 years       3 to 5 year     4.3 to 5 years
Expected life of
 purchase rights        3 months           3 months         3 months
Volatility              48% to 80%        44% to 80%       40% to 78%
Risk-free interest
 rate                  4.5% to 5.8%       5.1% to 5.9%    5.2% to 6.5%
Dividend yield            zero               zero             zero

Options vest over several years and new option grants are generally made each year. In addition, the pro forma disclosures required by SFAS No. 123 are effective for options granted after the Company's fiscal year 1995. Accordingly, the pro forma amounts shown above may not be representative of the pro forma effect on reported net income in future years.

Stock Option Plans

Solectron's stock option plans provide for grants of options to associates to purchase common stock at the fair market value of such shares on the grant date. The options vest over a four year period beginning generally on the grant date. The term of the options is five years for options granted prior to November 17, 1993, and seven years for options granted thereafter. In connection with the acquisition of Force Computers, Inc. in November 1996, Solectron assumed all options outstanding under the Force option plan. Options under the Force plan generally vest over a four-year period beginning on the grant date and have a ten-year term. No further options may be granted under the Force plan.

In connection with the merger with SMART Modular Technologies, Inc. in November 1999, Solectron assumed all options outstanding under the SMART plans. The options vest over a three to five year period beginning generally on the grant date. The term of the options is five years for 10% shareholders (participants who own stock possessing more than 10% of the voting power of all classes of SMART's outstanding capital stock) and ten years for all other options. In October 1995, the Board of Directors suspended the issuance of further grants under the 1989 Stock Plan. No further options may be granted under the SMART plans.

A summary of stock option activity under the plans for the fiscal years ended August 31, 1999, 1998 and 1997, follows (in millions, except per share data):

                               1999                     1998                    1997
                        -------------------      -------------------     -------------------
                                   Weighted                 Weighted                Weighted
                         Number     Average       Number     Average      Number     Average
                           of      Exercise         of      Exercise        of      Exercise
                         Shares      Price        Shares      Price       Shares      Price
                        -------    --------      -------    --------     -------    --------
Outstanding,
 beginning of year        43.9       $ 7.61        47.1       $ 4.71        44.6     $ 3.48
Granted                   15.6       $18.04        13.9       $13.07        14.9     $ 7.32
Assumed from
 Force plan                 --           --          --           --         3.4     $ 0.55
Exercised                (11.5)      $ 5.69       (14.2)      $ 3.19       (13.8)    $ 2.43
Canceled                  (2.5)      $12.16        (2.9)      $ 8.50        (2.0)    $ 5.50
                        ------                   ------                   ------
Outstanding,
 end of year              45.5       $11.37        43.9       $ 7.61        47.1     $ 4.71
                        ======                   ======                   ======
Exercisable
 at year-end              21.6       $ 7.72        11.9       $ 9.88        10.7     $11.31
                        ======                   ======                   ======
Weighted-average
 fair value of
 options granted
 during the year                     $ 7.07                   $ 4.82                 $ 2.98


Information regarding the stock options outstanding at August 31, 1999, is summarized in the table below (in millions, except number of years and per share data).

                          Outstanding                   Exercisable
                ---------------------------------  ---------------------
                             Weighted
                              Average    Weighted               Weighted
   Range of                  Remaining   Average                Average
   Exercise     Number of   Contractual  Exercise   Number of   Exercise
    Prices       Shares        Life       Price      Shares      Price
-------------   ---------   -----------  --------   ---------   --------
$ 0.33-$ 1.50*     0.3       6.62 years   $ 1.03      0.2       $  .97
$ 1.51-$ 3.26      0.1        .40 years   $ 1.97      0.1       $ 1.97
$ 3.27-$ 4.75      7.7       2.57 years   $ 4.21      7.5       $ 4.20
$ 4.76-$ 6.00      7.0       3.41 years   $ 5.78      5.0       $ 5.76
$ 6.01-$11.00     10.0       4.90 years   $ 9.27      4.9       $ 8.99
$11.01-$13.50     10.4       6.28 years   $12.85      2.3       $12.77
$13.51-$16.50      1.1       8.50 years   $15.86      0.2       $16.08
$16.51-$26.50      8.1       7.47 years   $21.20      1.4       $20.73
$26.51-$36.50      0.8       7.21 years   $35.76       --       $36.09
                  ----                               ----
$ 0.33-$36.50     45.5       5.18 years   $11.37     21.6        $7.72
                  ====                               ====

--------------
*Options in this range of exercise prices represent the options assumed in connection with the acquisition of Force.

A total of 32.0 million shares of common stock remain reserved for issuance under the plans as of August 31, 1999.

On December 1, of each year, each independent member of Solectron's Board of Directors is granted an option to purchase 6,000 shares of common stock at the fair market value on such date. These options vest over one year.

Employee Stock Purchase Plan

Under Solectron's Employee Stock Purchase Plans (the Purchase Plans), associates meeting specific employment qualifications are eligible to participate and can purchase shares quarterly through payroll deductions at the lower of 85% of the fair market value of the stock at the commencement or end of the offering period. The Purchase Plans permit eligible associates to purchase common stock through payroll deductions for up to 15% of qualified compensation. As of August 31, 1999, 3.7 million shares remain available for issuance under the Purchase Plans.

The weighted average fair value of the purchase rights granted by Solectron in fiscal 1999, 1998 and 1997 was $9.67, $4.99 and $2.96, respectively. The weighted-average fair value of the purchase rights granted by SMART in fiscal 1999, 1998 and 1997 was $5.69, $5.86 and $3.41, respectively.

NOTE 12. SEGMENT AND GEOGRAPHIC INFORMATION

Solectron provides integrated supply chain solutions that span the entire product life cycle, including technology, manufacturing and services. The Company has 27 manufacturing facilities in the Americas, Europe and Asia regions to serve these similar customers. Solectron is operated and managed by industry segment, as well as geographically. Each industry segment has its own president and support staff. Solectron's management uses an internal management reporting system, which provides important financial data, to evaluate performance and allocate Solectron's resources on an industry segment and geographic basis. Intersegment adjustments are related primarily to intersegment sales that are generally recorded at prices that approximate arm's length transactions. Certain corporate expenses are allocated to these operating segments and are included for performance evaluation. Some amortization expenses are also allocated to these operating segments, but the related intangible assets are not allocated. The accounting policies for the segments are the same as for Solectron taken as a whole. Solectron has three reportable operating segments: manufacturing and operations, global services and technology solutions. Information about the operating segments for the fiscal years ended August 31, 1999, 1998 and 1997, was as follows:


                                      1999           1998           1997
                                    --------       --------       --------
                                                (in millions)
Net sales:
Manufacturing and operations        $8,248.4       $5,153.0       $3,594.5
Technology solutions                 1,137.5          805.6          789.6
Global services                         40.2           28.7           23.0
Intersegment Adjustments               (67.8)          (9.0)         (23.1)
                                    --------       --------       --------
                                    $9,358.3       $5,978.3       $4,384.0
                                    ========       ========       ========


Depreciation and amortization:
Manufacturing and operations        $  165.5       $  109.7       $   96.0
Technology solutions                    21.5           16.7            9.3
Global services                          1.3            1.2            1.0
Corporate                                8.9            6.2            3.4
                                    --------       --------       --------
                                    $  197.2       $  133.8       $  109.7
                                    ========       ========       ========



Interest income:
Manufacturing and operations        $    7.9       $    7.1       $    3.4
Technology solutions                     7.2            8.3            2.7
Global services                           --             --             --
Corporate                               21.4           17.7           24.9
Intersegment Adjustments                 0.1           (0.8)           0.2
                                    --------       --------       --------
                                    $   36.6       $   32.3       $   31.2
                                    ========       ========       ========




Interest expense:
Manufacturing and operations        $    2.3       $    1.5       $    0.1
Technology solutions                     0.7            0.5            0.3
Global services                           --             --             --
Corporate                               33.7           23.5           26.6
Intersegment Adjustments                (0.3)          (0.7)          (0.2)
                                    --------       --------       --------
                                    $   36.4       $   24.8       $   26.8
                                    ========       ========       ========

                                      1999          1998          1997
                                    -------       -------       -------
                                                (in millions)
Pre-tax income:
Manufacturing and operations      $   483.4      $  303.2      $  235.5
Technology solutions                   82.6          81.4          79.5
Global services                         6.8           3.8           3.2
Corporate                             (61.7)        (14.2)        (11.0)
                                  ---------      --------      --------
                                  $   511.1      $  374.2      $  307.2
                                  =========      ========      ========


Capital expenditures:
Manufacturing and operations      $   388.3      $  225.2      $  174.1
Technology solutions                   24.1          40.1          24.2
Global services                         1.4           1.8           0.1
Corporate                              29.5          10.6           6.9
                                  ---------      --------      --------
                                  $   443.3      $  277.7      $  205.3
                                  =========      ========      ========


Total Assets:
Manufacturing and operations      $ 3,265.9      $2,243.9      $1,454.4
Technology solutions                  556.7         430.0         386.2
Global services                        42.4           6.2           5.8
Corporate                           2,717.0         942.4         886.9
Intersegment Adjustments           (1,262.7)       (846.0)       (529.6)
                                  ---------      --------      --------
                                  $ 5,319.3      $2,776.5      $2,203.7
                                  =========      ========      ========


The following enterprise wide information is provided in accordance with SFAS No. 131. Geographic net sales information reflects the destination of the product shipped. Long-lived assets information is based on the physical location of the asset. No country, other than the United States, accounted for more than 10% of total sales or total assets in the periods presented. For major customer information, the Company's operating segments contributed various percentages aggregating up to 10% or more of consolidated net sales for such customers identified in Note 13.

                                    1999          1998          1997
                                   -------       -------       -------
                                              (in millions)
 Net sales derived from:
     PCB assembly                 $6,643.0      $4,283.5      $3,325.0
     Systems build                 1,748.4       1,004.8         369.4
     Technology products             966.9         690.0         689.6
                                  --------      --------      --------
                                  $9,358.3      $5,978.3      $4,384.0
                                  ========      ========      ========


Geographic net sales:
     United States                $6,450.6      $4,343.4      $3,473.1
     Europe                        1,959.4       1,271.8         679.2
     Asia and other                  982.8         382.6         251.0
     Intersegment adjustments        (34.5)        (19.5)        (19.3)
                                  --------      --------      --------
                                  $9,358.3      $5,978.3      $4,384.0
                                  ========      ========      ========


Long-lived assets:
     United States                $  520.0      $  302.5      $  227.8
     Europe                          100.1          95.7          65.5
     Asia and other                  288.7         173.9         108.5
                                  --------      --------      --------
                                  $  908.8      $  572.1      $  401.8
                                  ========      ========      ========

NOTE 13. MAJOR CUSTOMERS

Net sales to major customers as a percentage of consolidated net sales were as follows:

                                        1999      1998      1997
                                       ------    ------    ------
    Compaq Computer Corp. (Compaq)       12%        *         *
    Cisco Systems, Inc. (Cisco)          11%       10%        *
    Hewlett-Packard Company (HP)         10%       11%       11%

     ---------------------------
    * net sales less than 10%

Solectron has concentrations of credit risk due to sales to these and other Solectron's significant customers. In particular, Compaq accounts for approximately 12.5% of total accounts receivable, and Hewlett-Packard Company accounts for approximately 9% of total accounts receivable at August 31, 1999. The concentration of credit risk is intensified because the majority of Solectron's customers are in the same industry. The Company considers its concentrations of credit risk in establishing the reserves for bad debt and believes that such reserves are adequate.

NOTE 14. PURCHASE OF ASSETS

In October 1998, Solectron acquired the wireless telephone manufacturing assets, primarily inventory and fixed assets, of Mitsubishi Consumer Electronics America, Inc.'s (MCEA) Cellular Mobile Telephone (CMT) division in Braselton, Georgia. MCEA was a subsidiary of Mitsubishi Electric Corporation (Mitsubishi). The acquisition was accounted for as a purchase of assets, and the purchase price of approximately $25 million was allocated to the assets acquired based on their relative fair values at the date of acquisition. Under the terms of the agreement, the Company will provide MCEA-CMT with a full range of manufacturing services for five years, including NPI management, PCB assembly and full systems assembly for MCEA's branded and private-label cellular products sold in North America.

In February 1999, Solectron acquired IBM's Electronic Card Assembly and Test
(ECAT) manufacturing assets, primarily inventory, in Austin, Texas. Additionally, Solectron acquired the non-exclusive rights to use certain IBM intellectual property for approximately $53 million. The total purchase price for the manufacturing assets and intellectual property rights was approximately $83 million, subject to adjustment. The transaction was accounted for as a purchase of assets, and the purchase price was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition. Under the terms of the agreements, Solectron will provide assembly for motherboards used in IBM's mobile computer products manufactured worldwide for the next three years. Solectron will also provide IBM's worldwide design teams a full range of integrated NPI services.

In August 1999, Solectron acquired the manufacturing assets, primarily inventory, of Trimble Navigation Limited (Trimble) in Sunnyvale, California, and assumed full manufacturing responsibility of Trimble's Global Positioning System (GPS) and related radio frequency (RF) technology products for the next three years. Additionally, Solectron acquired certain intellectual property rights related to RF technology for approximately $11 million. The total purchase price for the transaction was approximately $27 million, subject to adjustment. The acquisition was accounted for as a purchase of assets, and the purchase price was allocated to the acquired assets based on the relative fair values of the assets at the date of acquisition.


NOTE 15. BUSINESS COMBINATIONS

In July 1999, Solectron issued approximately 520,000 shares of common stock to acquire all of the outstanding capital stock of Sequel, Inc. (Sequel). Sequel is a privately held corporation specializing in notebook computer and liquid crystal display repair service and support. This transaction was accounted for under the purchase method of accounting. The consolidated financial statements include the operating results of Sequel from the date of acquisition. The total purchase price was approximately $17.8 million, subject to adjustments. The acquisition was accounted for as a purchase of a business resulting in goodwill of approximately $4 million. Pro forma results of operations are not presented because the effect of this acquisition is not significant.

In August 1999, SMART acquired Compaq's embedded and real time product line and business. Pursuant to the agreement, SMART acquired certain assets with a fair value totaling $1.2 million. The acquisition was accounted for under the purchase method of accounting, and the purchase price of approximately $16.2 million was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition. The purchase price above the amount allocated to the acquired assets was allocated to goodwill. In addition, the Company may be required to pay an earn-out payment to Compaq in an amount not to exceed $5 million provided certain milestones are met during the twelve month period from September 1, 1999 to August 31, 2000. Pro forma results of operations are not presented because the effect of this acquisition is not significant.

NOTE 16. NET INCOME PER SHARE

Share and per share data presented reflect the two-for-one stock splits through March 8, 2000. The following table sets forth the computation of basic and diluted net income per share.

                                              Years Ended August 31,
                                          ------------------------------
                                            1999       1998       1997
                                          --------   --------   --------
                                                   (in millions
                                              except per share data)
Net income - basic                         $347.5     $250.0     $203.5

 Interest expense from convertible
  subordinated notes, net of taxes            5.0        9.6        -
                                           ------     ------     ------
Net income - diluted                       $352.5     $259.6     $203.5
                                           ======     ======     ======

Weighted average shares - basic             538.9      507.6      485.7

Common shares issuable upon
  stock options exercised                    22.4       19.3       20.4

 Common shares issuable upon
  conversion of convertible
  subordinated notes                         13.8       27.2         -
                                           ------     ------     ------
Weighted average shares - diluted           575.1      554.1      506.1
                                           ======     ======     ======

Net income per share - basic               $ 0.64     $ 0.49     $ 0.42
                                           ======     ======     ======

Net income per share - diluted             $ 0.61     $ 0.47     $ 0.40
                                           ======     ======     ======


When the exercise price of an option to purchase common stock is greater than the average fair market price of the period, such option is not included for the calculation because the effect would have been antidilutive.

During fiscal 1999, 1998 and 1997, the exercise price for 3.9 million options,
9.9 million options and 2.0 million options, respectively were greater than the average fair market value of the Company's common stock and consequently were excluded from the diluted calculation.

In addition, the calculation for the year ended August 31, 1999 did not include the 24.7 million common shares issuable upon conversion of the zero coupon senior notes as they would have been antidilutive. The calculation for the year ended August 31, 1997, did not include the 27.2 million common shares issuable upon conversion of the convertible subordinated notes as they would have been antidilutive.

NOTE 17. SUBSEQUENT EVENTS

On November 30, 1999, Solectron completed its acquisition of SMART which is a designer and manufacturer of memory modules and memory cards, embedded computers and I/O products. Under the terms of the agreement, each share of SMART common stock was exchanged for 0.51 shares of Solectron common stock. Solectron issued approximately 47.6 million shares (postsplit) of Solectron common stock and assumed all stock options held by SMART employees. The acquisition is accounted for as a pooling of interests. Accordingly, the accompanying historical financial data have been restated to include SMART.

The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below:


                                              Years Ended August 31,
                                          ------------------------------
                                            1999       1998       1997
                                          --------   --------   --------
                                                   (in millions)
Net sales
  Solectron                               $8,391.4   $5,288.3   $3,694.4
  SMART*                                     995.9      714.6      694.6
  Eliminations                               (29.0)     (24.6)      (5.0)
                                          --------   --------   --------
                                          $9,358.3   $5,978.3   $4,384.0
                                          ========   ========  =========
Net income
  Solectron                               $  294.0   $  198.8  $   158.1
  SMART*                                      53.5       51.5       45.4
  Eliminations                                 0.0       (0.3)       0.0
                                          --------   --------  ---------
                                          $  347.5   $  250.0  $   203.5
                                          ========   ========  =========

* Results are for the years ended October 31.

No adjustments were necessary to conform accounting policies of the combined entities.

On February 28, 2000, Solectron signed a letter of intent to acquire AMERICOM Wireless Services (AMERICOM) in its entirety, a privately held corporation which specializes in wireless handset repair and refurbishment and outsourced technical customer support services. As part of the transaction, Solectron will gain specialized repair and testing equipment and assume responsibility for AMERICOM's business operations in Los Angeles, California; Louisville, Kentucky; Baltimore, Maryland; and Dallas, Texas; as well as AMERICOM's field technicians and support operations throughout the United States. The acquisition is expected to be completed by the end of May 2000. Completion of the transaction is subject to applicable government approvals and various conditions of closing.

On March 1, 2000, Solectron completed the acquisition of the complex systems manufacturing assets of Ericsson's telecommunications infrastructure equipment operations in Longuenesse, France, and Ostersund, Sweden. As part of the agreement, Solectron will provide a complete range of integrated supply chain solutions to Ericsson. This includes supply base management, early prototyping, New Product Introduction (NPI) management, complex printed circuit board (PCB) assembly, configure-to-order and build-to-order complex systems assembly, and global services.

Effective March 8, 2000, Solectron had a two-for-one stock split effected in the form of stock dividend and issued to the holders of record as of February 23, 2000. Share and per share data presented reflect such stock split transaction.

On March 31, 2000, Solectron completed the acquisition of Alcatel's manufacturing business in Aguadilla, Puerto Rico. The acquisition of Alcatel's manufacturing assets in Longview, Texas is expected to be closed in June 2000 and is subject to various conditions of closing. Alcatel is a world leader in building next generation networks and end-to-end data voice solutions. As part of the acquisition of Alcatel's manufacturing business in Aguadilla, Solectron will assume full manufacturing responsibility for Alcatel's PCB products focussed on the networking and telecommunication industries. Additionally, Solectron will provide a full range of manufacturing services to Alcatel for the next three years including prototyping and high volume PCB assembly. Under the proposed agreement for Longview, Solectron will assume full manufacturing responsibility for Alcatel's build-to-order (BTO) RF communication systems and will also provide a full range of manufacturing services to Alcatel for the next three years including NPI management of RF systems and BTO systems build.

On April 4, 2000, Solectron signed a definitive agreement to acquire certain Nortel Networks' NPI prototyping, PCB and telephone set ("telset") assembly assets in North America and Asia. The companies are also discussing the divestiture or outsourcing of certain manufacturing and repair operations in

Europe. Under the terms of the agreement, and the proposed agreements, Solectron will pay approximately $900 million to assume these operations contemplated in these agreements. The companies also agreed to enter into a multi-year supply agreement, with the option to renew. Solectron will provide NPI prototyping, manufacturing and repair services for Nortel Networks' optical, carrier, enterprise and wireless products. As a result of the agreement for North America and Asia, Solectron will be gaining NPI prototyping and manufacturing capabilities in Calgary, Canada, and Research Triangle Park, North Carolina; and manufacturing capabilities in Monterrey, Mexico, and Istanbul, Turkey. Under the terms proposed in Europe, Solectron would acquire NPI prototyping and manufacturing operations in Monkstown, Northern Ireland, and manufacturing and repair capabilities in Cwmcarn, Wales. In addition, Solectron has submitted an offer to acquire certain PCB assembly and telset assets of Matra-Nortel Communications S.A.S. in France. In addition to the acquired locations, Solectron will be transferring other Nortel Networks products to Solectron locations to align the global supply chain with Nortel Networks' cost-to-market and time-to-market strategies. As part of the agreement, Solectron will be setting up a new operating unit comprised of the acquired Nortel Networks sites. This operating unit will be a part of the manufacturing and operations business unit, and will be focused on maintaining continuity of supply and enhancing competitive performance to Nortel Networks, while the sites transition to the Solectron business model. It is expected that the transactions will be closed in North America by the end of the second quarter of calendar year 2000; in Europe, by the end of the second quarter or beginning of the third quarter of calendar year 2000; and in Asia, in the third quarter of calendar year 2000. All transactions are subject to customary conditions and regulatory approvals. In addition, the transaction with Matra-Nortel Communications S.A.S. is subject to the employee consultation processes in Europe.

INDEPENDENT AUDITORS' REPORT -

The Board of Directors and Stockholders
Solectron Corporation:

We have audited the accompanying consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended August 31, 1999. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule - valuation and qualifying accounts. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Solectron Corporation and subsidiaries as of August 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 1999, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                                 KPMG LLP

Mountain View, California
April 4, 2000

FINANCIAL STATEMENT SCHEDULE

The financial statement Schedule II - VALUATION AND QUALIFYING ACCOUNTS is filed as part of this Form 8-K.



                     SOLECTRON CORPORATION AND SUBSIDIARIES
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                  (in millions)


                                          Amounts
                              Balance at  Charged                  Balance at
                              Beginning      To                       End
Description                   of Period  Operations  (Deductions)  Of Period
----------------------        ---------  ----------  ------------  ----------
Year ended August 31, 1999:
Allowance for doubtful
  accounts receivable           $4.6        $2.2        $(0.7)        $6.1


Year ended August 31, 1998:
Allowance for doubtful
  accounts receivable           $4.7        $2.8        $(2.9)        $4.6


Year ended August 31, 1997:
Allowance for doubtful
  accounts receivable           $3.6        $2.5        $(1.4)        $4.7